UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Catalyst Biosciences, Inc.

(Name of registrant as specified in its charter)

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Catalyst Biosciences, Inc.

260 Littlefield Ave.

South San Francisco, California 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 14, 2015

To the Stockholders of Catalyst Biosciences, Inc.:

You are cordially invited to attend a Special Meeting of the Stockholders (the “Special Meeting”) of Catalyst Biosciences, Inc. (the “Company”) that will be held at the Company’s offices located at 260 Littlefield Ave, South San Francisco, California 94080, on December 14, 2015, at 9:00 a.m. Pacific Time for the following purposes:

1.	To approve of an amendment to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) to increase the annual participant award limitations under the 2015 Plan to 500,000 shares per participant for options and stock appreciation rights, 500,000 shares per participant for awards other than options and stock appreciation rights and 75,000 shares per non-employee directors; and

2.	To transact any other business that may properly come before the Special Meeting or any adjournments or postponements thereof.

At the Special Meeting, our stockholders will be afforded the opportunity to discuss Company affairs with members of our management. Only stockholders of record of the Company’s common stock as of the close of business on October 26, 2015 are entitled to receive notice of and to vote at the special meeting of stockholders and any adjournments or postponements thereof. A list of such stockholders will be open to examination by any stockholders at the Special Meeting and for a period of ten days prior to the Special Meeting during ordinary business hours at the offices of the Company located at 260 Littlefield Ave, South San Francisco, California 94080.

On behalf of the board of directors, we thank you for your continued support and interest in the Company.

By order of the board of directors,

Nassim Usman, Ph.D.

President and Chief Executive Officer

South San Francisco, California

November 23, 2015

*IMPORTANT*

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Special Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. YOUR VOTE IS IMPORTANT SO PLEASE ACT TODAY!

(i)

Catalyst Biosciences, Inc.

260 Littlefield Ave.

South San Francisco, California 94080

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO

BE HELD ON DECEMBER 14, 2015

The board of directors of Catalyst Biosciences, Inc. (the “Board”) is soliciting your proxy to vote at the Special Meeting of Stockholders (the “Special Meeting”) to be held at our offices, located at 260 Littlefield Ave., South San Francisco, California 94080, on December 14, 2015, at 9:00 a.m. Pacific Time, including at any adjournments or postponements of the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. We made copies of this proxy statement available to stockholders beginning on or about November  23, 2015.

ABOUT THE COMPANY

Unless otherwise indicated in this proxy statement, the words “Company,” “Catalyst,” “we,” “us” and “our” refer to Catalyst Biosciences, Inc., a Delaware corporation. The Company was named Targacept, Inc. until August 20, 2015, when the Company completed its business combination with Catalyst Bio, Inc., which previously had been named Catalyst Biosciences, Inc. and is now a wholly owned subsidiary of the Company. We refer in this proxy statement to the business combination as the “merger,” to the Company prior to the merger as “Targacept” and to our subsidiary as “Old Catalyst.”

On August 19, 2015, prior to and in connection with the merger, the Company paid a dividend to the Targacept holders consisting of an aggregate cash amount of $19,500,000 and non-interest bearing redeemable convertible notes in the aggregate principal amount of $37,000,000 (the “Pre-Closing Dividend”). In connection with the Pre-Closing Dividend, the Company adjusted the number of shares subject to each outstanding option to purchase its common stock, and the exercise price of each such option, by dividing and multiplying such amounts, respectively, by 0.286081. On August 20, 2015, prior to the completion of the merger, the Company effected a 7-for-1 reverse stock split of its common stock, par value $0.001 per share, which we refer to as the “reverse stock split” and the Company further adjusted the number of shares subject to and the exercise price of each outstanding option to purchase its common stock to give effect to the reverse stock split.

On August 20, 2015, upon the completion of the merger, the Company issued shares of its common stock to Old Catalyst stockholders, at a rate of 0.0382 shares of common stock, after taking into account the reverse stock split (referred to as the “Exchange Ratio”), in exchange for each share of Old Catalyst common stock outstanding immediately prior to the merger. In addition, the Company assumed all of the outstanding options and warrants of Old Catalyst, with such options and warrants henceforth representing the right to purchase a number of shares of Company common stock equal to the Exchange Ratio multiplied by the number of shares of Old Catalyst common stock previously represented by such options and warrants.

The Company’s shares of common stock now trade on the NASDAQ Capital Market (“NASDAQ”), under the ticker symbol “CBIO.” As of October 26, 2015, there were 11,412,458 shares of common stock outstanding, and on November 13, 2015, the closing sales price of the common stock as reported on NASDAQ was $3.09 per share. Unless otherwise indicated, all historical share numbers, share prices and exercise prices of Targacept securities in this proxy statement give effect to adjustments made for the Pre-Closing Dividend and the reverse stock split, as applicable, all historical share numbers and share prices of Old Catalyst in this proxy statement give effect to the foregoing exchange or assumption, as applicable, and all references to “common stock,” “stock” or “shares” mean shares of the Company’s common stock, as so adjusted.

Following the completion of the merger, the business conducted by the Company became primarily the business conducted by Old Catalyst, a biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions. In addition, substantially all of our current employees, all of our officers and four of our seven directors were employees, officers or directors, respectively, of Old Catalyst prior to the merger. Although the employment of all then-serving executive officers of Targacept was terminated in connection with the merger, and all but three then-serving Targacept directors resigned in connection with the merger, this proxy statement includes information regarding certain former officers, referred to as “named executive officers” or “NEOs” and directors serving during the fiscal year ended December 31, 2014 in accordance with the regulations of the U.S. Securities and Exchange Commission (the “SEC”).

QUESTIONS AND ANSWERS

Why have I received these materials? The Board is soliciting proxies for use at the Special Meeting to be held on December 14, 2015 at 9:00 a.m. Pacific Time to approve of an amendment to the Catalyst Biosciences, Inc. 2015 Stock Incentive Plan (as Amended and Restated on October 14, 2015), which we refer to as the “2015 Plan,” and to transact any other business that may properly come before the meeting.

Why is the Company seeking to amend the 2015 Plan? The primary purpose of the amendment, which is described in more detail under “Proposal One” below, is to increase the limitations on the number of shares of common stock underlying awards that may be granted under the 2015 Plan to a participant in any 12-month period so that we can provide equity-based incentive compensation to the Company’s executive officers in amounts approved by the Compensation Committee of the Board following our August 2015 business combination transaction. See “Proposal One – Approval of an Amendment to the Company’s 2015 Stock Incentive Plan – Purpose of the Amendment of the 2015 Plan and Description of the Proposal.”

Who may vote? You are entitled to vote if our records show that you held one or more shares of the Company’s common stock at the close of business on October 26, 2015, which we refer to as the record date. At that time, there were 11,412,458 shares of common stock outstanding and entitled to vote, and approximately 64 holders of record. Each share entitles you to one vote at the Special Meeting. For ten days prior to the Special Meeting, during normal business hours, a complete list of all stockholders on the record date will be available for examination by any stockholder at the Company’s offices at 260 Littlefield Ave., California 94080. The list of stockholders will also be available at the Special Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, these proxy materials are being mailed to you directly starting on or about November 23, 2015.

If your shares are held in a stock brokerage account or by a bank or other stockholder of record, you are a considered a “beneficial owner” of shares held in “street name.” If you are a beneficial owner, we have requested that a Notice of Special Meeting (the “Notice”) be forwarded to you by the bank, broker or other stockholder of record starting on or about November 23, 2015. The Notice provides instructions for how to request a paper or email copy of this document. As a beneficial owner, the bank, broker or other holder of record is entitled to vote at the Special Meeting and, as a beneficial owner of the shares, you have the right to direct the bank, broker or other stockholder of record on how to vote the shares. However, because a beneficial owner is not the stockholder of record, you may not vote the shares in person at the meeting unless you obtain a broker’s proxy card from the bank, broker, or other stockholder of record. The broker’s proxy card will give you the right to vote the shares at the Special Meeting.

How do I vote if I am a stockholder of record? If you were a holder of record of our common stock on October 26, 2015, the record date for the Special Meeting, you may use the following methods to vote your shares at the Special Meeting:

•	By Mail. You may vote by completing, signing, dating and returning your paper proxy in the accompanying postage prepaid envelope. Please allow sufficient time for us to receive your proxy card if you decide to vote by mail.

•	Via the Internet. You can vote your shares via the Internet by following the instructions in the enclosed proxy card. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

•	In person at the Special Meeting. If you attend the meeting, be sure to bring a form of government issued picture identification with you. You may deliver your completed proxy card in person or you may vote by completing a paper proxy card or a ballot, which will be available at the meeting.

How do I vote if I hold my shares in street name? If on the record date of October 26, 2015, your shares are held in a stock brokerage account or by a bank or other stockholder of record, you may use the following methods to vote your shares at the Special Meeting:

•	By Mail or via the Internet. You should receive instructions from your bank, broker or other nominee explaining how to vote your shares by mail or via the Internet. If you wish to vote your shares by mail or via the Internet, you should follow those instructions.

•	In person at the meeting. If you attend the meeting, you will need to contact the bank, broker or other nominee that is the stockholder of record for your shares to obtain a broker’s proxy card and then bring the proxy card, an account statement, or a letter from the stockholder of record indicating that you beneficially owned the shares as of the record date, and a form of government issued picture identification to the meeting. If you have each of (1) the broker’s proxy card, (2) an account statement or letter indicating beneficial ownership as of the record date and (3) a government issued picture identification, you may vote by completing a paper proxy card or a ballot, which will be available at the meeting. If you do not have these items, you will not be able to vote at the meeting.

The Notice is not a proxy card or ballot and cannot be used to vote your shares. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Since the proposals to be voted upon at the Special Meeting are non-discretionary matters, brokers who do not receive instructions on how to vote will not be considered present and entitled to vote at the Special Meeting. Therefore, broker non-votes will not be counted for the purpose of determining the existence of a quorum, and will not count for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Is my vote confidential? Yes, your vote is confidential. Only the following persons have access to your vote: the inspector of elections, individuals who help with processing and counting your votes, and persons who need access for legal reasons. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

What are the voting procedures? You may vote “FOR” “AGAINST” or “ABSTAIN” with respect to the proposal described in this proxy statement. If voting by proxy, you should specify your choice on the accompanying proxy card or your vote instruction card.

What is an abstention? An abstention is a stockholder’s affirmative choice to decline to vote on the proposal. Abstentions are not included in the tabulation of the voting results of the proposal and therefore, do not affect the proposal.

How will the company representatives vote for me? The company representatives, Nassim Usman and Fletcher Payne or anyone else that they choose as their substitutes, have been chosen to vote in your place as your proxies at the Special Meeting. The Company representatives will vote your shares as you instruct them. If you sign, date and return the enclosed proxy card and do not indicate how you want your shares voted, the Company representatives will vote as our Board recommends. If there is an interruption or adjournment of the Special Meeting before the agenda is completed, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

What are the votes required for approval? Provided that a quorum is present, approval of the proposal described in this proxy statement will require the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

Can I change my vote after I have returned my proxy card? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Special Meeting or by voting in-person at the Special Meeting. The later submitted vote will be recorded and the earlier vote revoked. You also may revoke your proxy by sending a notice of revocation to our Chief Financial Officer, Fletcher Payne, which must be received prior to the Special Meeting.

What constitutes a quorum for purposes of the Special Meeting? To carry on business at the Special Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the record date, are represented in person or by proxy. As of the record date for the Special Meeting, 5,706,230 shares of our common stock must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by the Company are not considered outstanding or considered to be present at the Special Meeting. If there is not a quorum at the Special Meeting, our stockholders may adjourn the meeting.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by the Company. Solicitation of individual stockholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by directors, officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens when two stockholders share the same address? We may satisfy SEC rules regarding delivery of proxy statements by delivering a single proxy statement to an address shared by two or more of our stockholders. This delivery method can result in meaningful cost savings for us. To take advantage of this opportunity, we may deliver only one proxy statement to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above or call us at (650) 871-0761 to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement either now or in the future, please contact us.

What happens if other business not discussed in this proxy statement comes before the meeting? The Company does not know of any business to be presented at the Special Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.

Do I have dissenters’ rights of appraisal? Catalyst stockholders do not have appraisal rights under Delaware law or under the governing documents of Catalyst with respect to the matter to be voted upon at the Special Meeting.

How can I find out the results of the voting at the Special Meeting? Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a Current Report on Form 8-K, which we will file within four business days of the meeting.

Whom can I contact for further information? If you would like additional copies, without charge, of this proxy statement or if you have questions about the Special Meeting, the proposals, or the procedures for voting your shares, you should contact our Chief Financial Officer, Fletcher Payne, at (650) 871-0761.

PROPOSAL ONE — APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2015 STOCK INCENTIVE PLAN

Purpose of the Amendment of the 2015 Plan and Description of the Proposal

The Board has approved an amendment of the Catalyst Biosciences, Inc. 2015 Stock Incentive Plan (as amended and restated effective October 14, 2015), which we refer to as the “2015 Plan,” subject to stockholder approval (the “Amendment”). Accordingly, the Board recommends that the Company’s stockholders approve the Amendment. The primary purpose of the Amendment, which is described in more detail below, is to increase the limitations on the number of shares of common stock underlying awards that may be granted under the 2015 Plan to a participant in any 12-month period so that we can provide equity-based incentive compensation for the Company’s current executive officers in amounts approved by the Compensation Committee of the Board (the “Compensation Committee”) following our August 2015 business combination transaction.

The 2015 Plan was adopted upon approval by the Company’s stockholders on August 18, 2015, and was amended and restated effective October 14, 2015 to reflect the corporate name change from Targacept, Inc. and the effect of the reverse stock split that occurred immediately prior to the completion of the Company’s merger with Old Catalyst.

Following the completion of the merger, the Compensation Committee and the Nominating and Governance Committee of our Board undertook a review of the compensation of our executive officers and directors, respectively. Consistent with the practices of the Compensation Committee before the merger and as described below in the Compensation Discussion and Analysis, the Compensation Committee engaged Radford, an Aon Hewitt company (“Radford”), to conduct a compensation analysis. As part of this analysis, the Compensation Committee considered modifications to the peer group of companies to be used in a compensation analysis. In light of the significant changes to the Company’s business as a result of the merger, the peer group analysis focused on U.S. biotechnology companies that had recently gone public, with a further focus on pre-commercial companies located in the San Francisco Bay Area or other biotech “hub markets” with market capitalizations between $50 and $300 million and fewer than 100 employees. Based on these factors, a peer group of the following twenty-one companies were selected: Achaogen, Aldeyra Therapeutics, Asterias Biotherapeutics, Calithera Biosciences, Carbylan Therapeutics, CoLucid Pharmaceuticals, Conatus Pharmaceuticals, Cymabay Therapeutics, Eleven Biotherapeutics, Fate Therapeutics, GlycoMimetics, Heat Biologics, Minerva Neurosciences, NephroGenex, Ocera Therapeutics, OHR Pharmaceutical, Proteon Therapeutics, Tobira Therapeutics, Tokai Pharmaceuticals, TRACON Pharmaceuticals and Vitae Pharmaceuticals.

As before, the Compensation Committee benchmarked various elements or measures of the Company’s executive compensation against the peer group. The Compensation Committee targeted the 50th percentile of the Company’s peer group for the corresponding position or level of responsibility, subject to discretionary consideration of individual or company performance or other case-by-case circumstances as the Compensation Committee considers appropriate.

As a result of this analysis, the Compensation Committee approved additional option grants for the Company’s current executive officers as descried below. The total number of options subject to each grant approved by the Compensation Committee exceeds the current 12-month grant limits under the 2015 Plan. Accordingly, the portion of each grant within the current plan limits has been completed, and the remainder of each grant is contingent upon stockholder approval of this Proposal One. Including the contingent option grants, our executive officers’ equity holdings would be below the 50th percentile of our peer group.

The Nominating and Governance Committee of the Board also reviewed director compensation based on the revised peer group analysis and recommended a new plan of compensation for the Company’s directors, which includes initial option grants under the 2015 Plan of 15,000 shares per non-employee director, subject to three year vesting, and annual grants of 7,500 shares per non-employee director, which would commence with the Company’s annual stockholder meeting in 2016. While these grants are within current limitations under the 2015

Plan for equity awards to non-employee directors, the Board concluded that it would be appropriate for a portion of the 15,000 share initial grants to be contingent on stockholder approval of this Proposal One given that a portion of the equity awards to the Company’s executive officers are also contingent on this approval.

The Company is seeking stockholder approval of the Amendment in order to comply with NASDAQ rules requiring stockholder approval of equity compensation plans. The Company is also seeking stockholder approval of the Amendment to satisfy the stockholder approval requirement under Section 162(m) of the Internal Revenue Code, so that it may continue to grant awards under the 2015 Plan that are intended to qualify for exclusion from the federal tax deduction limitation under Section 162(m). Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to its chief executive officer and each of its other three most highly paid executive officers other than the chief financial officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to this deductibility limit. For awards under the 2015 Plan to qualify for this exception, stockholders must approve the material terms of the Amendment under which the awards are paid. The material terms of the Amendment include (i) the employees eligible to receive awards under the 2015 Plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the 2015 Plan and Amendment below. Notwithstanding the foregoing, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amendment will be deductible under all circumstances.

If approved by the Company’s stockholders at the Special Meeting, the Amendment will become effective on December 14, 2015. If the Amendment is not approved by the Company’s stockholders at the Special Meeting, then the 2015 Plan will remain in effect with any shares previously authorized under the 2015 Plan remaining available for future awards under the 2015 Plan.

Key Change to the 2015 Plan

If approved, the following change would be made to the 2015 Plan under the Amendment. In any 12-month period (i) no participant may be granted options and SARs that are not related to an option for more than 500,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award) (prior to the Amendment, such per-participant limit is 71,428 shares of common stock); (ii) no participant may be granted awards other than options or SARs that are settled in shares of common stock for more than 500,000 share of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award) (prior to the Amendment, such per-participant limit is 71,428 shares of common stock); (iii) no non-employee director may be granted awards for more than 75,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of common stock on the date of grant) (prior to the Amendment, such per non-employee director limit was 21,428 shares of common stock). Awards and the shares of common stock authorized under the 2015 Plan, as well as any individual share limits, are subject to adjustment as described below under “Share Limitations.”

These increases are included in this Proposal One.

Contingent Option Grants

On October 22, 2015, the Compensation Committee approved the following option grants to our executive officers under the 2015 Plan, which vest monthly over four years, subject to continued service, commencing as of September 1, 2015 and are described in more detail below under “New Plan Benefits.”

Name and Position	Number of Shares Subject to Option Grant	Number of Shares Subject to Contingent Option Grant (the “Contingent Option Grants”)
Nassim Usman, Ph.D. President & Chief Executive Officer	71,428	153,572
Edwin L. Madison, Ph.D. Chief Scientific Officer	71,428	58,572
Fletcher Payne Chief Financial Officer	71,428	28,572

At the time these options were granted, the 2015 Plan provided that no participant may be granted options for more than 71,428 shares of common stock during any 12-month period (the “Individual Option Amount”). These option grants exceeded this limitation. Accordingly, the Contingent Option Grants are subject to stockholder approval of this Proposal One. As part of and as described in this Proposal One, the Individual Option Amount in the 2015 Plan has been increased to 500,000 shares of our common stock, subject to stockholder approval of this Proposal One. Accordingly, if this Proposal One is approved by the Company’s stockholders, these option grants will not exceed such increased Individual Option Amount. If this Proposal One is not approved by the Company’s stockholders, the Contingent Option Grants will be forfeited.

In addition, in connection with the adoption of an updated director compensation policy, on October 22, 2015, our Board approved equity grants to each non-employee director of options to purchase 15,000 shares of the Company’s common stock, which will vest monthly over three years, subject to continued service, commencing as of September 1, 2015. Options with respect to 8,250 shares per director were effective immediately, but options with respect to 6,750 shares per director are subject to stockholder approval of the Amendment, and will be forfeited if this Proposal One is not approved by the Company’s stockholders. Director Jeff Himawan, Ph.D., has declined to receive any compensation for his service as a director, in accordance with the policies of the investment fund for which he serves as Managing Director.

Description of the 2015 Plan, as Amended

The complete texts of the 2015 Plan and the Amendment are set forth as Appendix A and Appendix B hereto, respectively. The following is a summary of the material features of the 2015 Plan, as amended by the Amendment, and is qualified in its entirety by reference to Appendix A and Appendix B.

Share Limitations

The maximum aggregate number of shares of common stock that the Company may issue pursuant to awards granted under the 2015 Plan may not exceed the sum of (a) 591,757 plus (b) any shares subject to an award granted under any Prior Plan (as such term is defined in the 2015 Plan) which award is forfeited, canceled, terminated, expires or lapses for any reason. The maximum aggregate number of shares of common stock that may be issued under the 2015 Plan pursuant to the grant of incentive stock options may not exceed 591,757 shares.

In addition, under the 2015 Plan following stockholder approval of the Amendment, in any 12-month period, (i) no participant may be granted options and SARs that are not related to an option for more than 500,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award); (ii) no participant may be granted awards other than options or SARs that are settled in shares of common stock for more than 500,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of the common stock on the date of grant of an award); and (iii) no non-employee director may be granted awards for more than 75,000 shares of common stock (or the equivalent value thereof based on the fair market value per share of common stock on the date of grant).

The following are not included in calculating the 2015 Plan share limitations described above: (a) shares subject to an award, or any portion thereof, that is canceled, terminates, expires, is forfeited or lapses for any reason; (b) awards (other than SARs) settled in cash; (c) dividends, including dividends paid in shares; and (d) any shares subject to an award other than an option or SAR that are not issued for any reason, including by reason of failure to achieve maximum performance goals. The following shares of common stock may not again be made available for issuance as awards under the 2015 Plan: (a) shares withheld from an award or delivered by a participant to satisfy minimum tax withholding requirements for awards; (b) shares not issued or delivered as a result of the net settlement of an outstanding SAR or option; (c) shares used to pay the exercise price related to an outstanding option; and (d) shares repurchased on the open market with the proceeds of an option price. In addition, (a) shares issued under the 2015 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity will not reduce the maximum number of shares available for delivery under the 2015 Plan, and (b) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2015 Plan and will not reduce the maximum number of shares available under the 2015 Plan, subject to applicable stock exchange listing requirements.

The number of shares reserved for issuance under the 2015 Plan, the participant award limitations and the terms of awards may be adjusted in the event of an adjustment in the capital structure of the Company (due to a merger, stock split, stock dividend or similar event).

Purpose and Eligibility; Term

The purposes of the 2015 Plan are to encourage and enable selected employees, directors and independent contractors of the Company and its affiliates to acquire or increase their holdings of the Company’s common stock and other equity-based interests in the Company and/or to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its stockholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. The effective date of the 2015 Plan was August 18, 2015, and awards can be granted under the 2015 Plan until August 18, 2025 or the Plan’s earlier termination by the Board. Awards may be granted to selected employees, directors and independent contractors of the Company or its affiliates in the discretion of the Administrator (as defined below under “Administration; Amendment and Termination”). As of November 13, 2015, approximately 18 employees, 7 directors and 15 independent contractors were eligible to be selected to participate in the 2015 Plan.

The 2015 Plan’s purpose will be carried out by the granting of awards to selected participants. The types of awards authorized under the 2015 Plan include: options in the form of incentive options and/or nonqualified options; SARs in the form of freestanding SARs and/or related SARs; restricted awards in the form of restricted stock awards and/or restricted stock units; performance awards in the form of performance shares and/or performance units; phantom stock awards; other stock-based awards; cash bonus awards; and/or dividend equivalent awards. The Company discusses the material terms of each type of award below.

Administration; Amendment and Termination

The 2015 Plan provides that the plan will be administered by the Board or, upon its delegation, by the Compensation Committee. As a matter of practice, the Compensation Committee will administer the 2015 Plan, following delegation and subject to oversight by the Board. Unless the Board determines otherwise, the Board has sole authority to grant awards to non-employee directors. Each member of the Compensation Committee is intended to be independent under applicable Code Section 162(m), SEC Rule 16b-3 and NASDAQ listing standards. The Board and the Compensation Committee are referred to in this discussion collectively as the “Administrator.”

Subject to the terms of the 2015 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of common stock, if any, subject to an award, and all terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2015 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2015 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2015 Plan or in any award or award agreement; and (e) construe and interpret the 2015 Plan, awards and award agreements made under the 2015 Plan, interpret rules and regulations for administering the 2015 Plan and make all other determinations deemed necessary or advisable for administering the 2015 Plan. Awards (other than other-stock based awards) granted to employees under the 2015 Plan will be subject to a minimum vesting period of one year (which may include installment vesting within such one-year period). Notwithstanding the foregoing, the Administrator may provide for (a) acceleration of vesting of all or a portion of an award in the event of the participant’s death, disability or retirement or, in certain circumstances, upon a change of control of the Company; (b) the grant of an award without a minimum vesting period or may accelerate the vesting of all or a portion of an award for any reason, but only with respect to awards for no more than an aggregate of 5% of the total number of authorized shares under the 2015 Plan; and (c) the grant of (i) awards to participants that have different vesting terms in the case of other stock based awards under the 2015 Plan or awards that are substituted for other equity awards in connection with mergers or similar transactions, (ii) awards as an inducement to be employed by the Company or an affiliate or to replace forfeited awards from a former employer or (iii) awards that are granted in exchange for foregone cash compensation. In certain circumstances, the Board may expressly delegate to one or more officers of the Company or a committee consisting of one or more directors who are also officers of the Company the authority, within specified parameters, to grant awards, and to make other determinations under the 2015 Plan with respect to such awards, to persons who are not directors or officers subject to Section 16 under the Exchange Act or covered employees under Code Section 162(m).

The 2015 Plan and awards may be amended or terminated at any time by the Board, subject to the following: (a) stockholder approval is required of any 2015 Plan amendment if stockholder approval is required by applicable law, rule or regulation and (b) an amendment or termination of an award may not materially adversely affect the rights of a participant without the participant’s consent. In addition, stockholder approval is required to amend the terms of outstanding options or SARs to reduce the option price or base price of such outstanding options or SARs; exchange outstanding options or SARs for cash, for options or SARs with an option price or base price that is less than the option price or base price of the original option or SAR, or for other equity awards at a time when the original option or SAR has an option price or base price, as the case may be, above the fair market value of the common stock; or take other action with respect to options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Company’s common stock are listed. The Administrator has unilateral authority to amend the 2015 Plan and any award to the extent necessary to comply with applicable laws, rules or regulations, or changes thereto. The Administrator may also adjust awards upon the occurrence of certain unusual or nonrecurring events, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

Types of Awards

A summary of the material terms of the types of awards authorized under the 2015 Plan is provided below.

Options. The 2015 Plan authorizes the grant of both incentive options and nonqualified options, both of which are exercisable for shares of the Company’s common stock, although incentive options may only be granted to the Company’s employees. The Administrator will determine the option price at which a participant may exercise an option. The option price must be no less than 100% of the fair market value per share of the Company’s common stock on the date of grant, or 110% of the fair market value with respect to incentive options granted to an employee who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock or stock of its parent or subsidiary corporation, if any (except for certain options assumed or substituted in a merger or other transaction where the option price is adjusted in accordance with applicable tax regulations). Unless an individual award agreement provides otherwise, the option price may be paid in the form of cash or cash equivalent; in addition, except where prohibited by the Administrator or applicable laws, rules and regulations, payment may also be made by: (a) delivery of shares of common stock owned by the participant; (b) shares of common stock withheld upon exercise; (c) delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the option price; (d) such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or (e) any combination of these methods. The Administrator will determine the term and conditions of an option and the period or periods during which, and conditions pursuant to which, a participant may exercise an option. The option term may not exceed 10 years, or five years with respect to incentive options granted to an employee who possesses more than 10% of the total combined voting power of all classes of the Company’s stock or stock of its parent or subsidiary corporation, if any. Options are generally subject to certain restrictions on exercise if the participant terminates employment or service unless an award agreement provides otherwise.

Stock Appreciation Rights. Under the terms of the 2015 Plan, SARs may be granted to the holder of an option (a “related option”) with respect to all or a portion of the shares of common stock subject to the related option (a “related SAR”) or may be granted separately (a “freestanding SAR”). The consideration to be received by the holder of an SAR may be paid in cash, shares of common stock (valued at fair market value on the date of the SAR exercise), or a combination of cash and shares of common stock, as determined by the Administrator. The holder of an SAR is entitled to receive from the Company, for each share of common stock with respect to which the SAR is being exercised, consideration equal in value to the excess, if any, of the fair market value of a share of common stock on the date of exercise over the base price per share of such SAR. The base price may be no less than the fair market value per share of the Company’s common stock on the date the SAR is granted (except for certain SARs assumed or substituted in a merger or other transaction where the base price is adjusted in accordance with applicable tax regulations).

SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. Upon the exercise of a related SAR, the related option is deemed to be canceled to the extent of the number of shares of common stock for which the related SAR is exercised. Likewise, a related SAR will be canceled to the extent of the number of shares as to which a related option is exercised or surrendered. An SAR may not be exercised more than 10 years after it was granted, or such shorter period as may apply to related options in the case of related SARs. The Administrator will determine the extent, if any, to which a participant may exercise an SAR following termination of employment or service, which rights, if any, will be stated in an award agreement.

Restricted Awards. Under the terms of the 2015 Plan, the Administrator may grant restricted awards to participants in such numbers, upon such terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or restricted stock units that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of common stock. Restricted stock units may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the 2015 Plan and the discretion of the Administrator.

The Administrator will determine the restriction period for each restricted award and will determine the conditions that must be met in order for a restricted award to be granted or to vest or be earned (in whole or in part). These conditions may include (but are not limited to) payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), retirement, disability, death or any combination of conditions. In the case of restricted awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator will determine the performance factors to be used in valuing restricted awards, and these performance factors may vary from participant to participant and between groups of participants and will be based upon such corporate, business unit or division and/or individual performance factors and criteria as the Administrator determines. However, with respect to restricted awards payable to “covered employees” (generally the Chief Executive Officer and the three highest compensated named executive officers other than the Chief Executive Officer and the Chief Financial Officer) that are intended to qualify for the compensation deduction limitation exception available under Code Section 162(m), to the extent required under Code Section 162(m), the performance measures are limited to one or more of the performance factors described below under “Performance-Based Compensation—Code Section 162(m) Requirements.” In addition, with respect to compensation that is not intended to qualify for the performance-based compensation exception under Code Section 162(m), the Administrator may approve performance objectives based on other criteria, which may or may not be objective. The Administrator has authority to determine whether and to what degree restricted awards have vested and been earned and are payable, as well as to establish and interpret the terms and conditions of restricted awards. If a participant’s employment or service is terminated for any reason and all or any part of a restricted award has not vested or been earned pursuant to the terms of the 2015 Plan and the individual award agreement, the award will be forfeited, unless an award agreement or the Administrator provides otherwise.

Performance Awards. Under the terms of the 2015 Plan, the Administrator may grant performance awards to participants upon such terms and conditions and at such times as the Administrator determines. Performance awards may be in the form of performance shares and/or performance units. An award of a performance share is a grant of a right to receive shares of common stock or the cash value thereof (or a combination of both) that is contingent upon the achievement of performance or other objectives during a specified period and that has a value on the date of grant equal to the fair market value (as determined in accordance with the 2015 Plan) of a share of common stock. An award of a performance unit is a grant of a right to receive shares of common stock or a designated dollar value amount of common stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant.

The Administrator will determine the performance period for each performance award and will determine the conditions that must be met in order for a performance award to be granted or to vest or be earned (in whole or in part). These conditions may include (but are not limited to) payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time or a combination of such conditions. In the case of performance awards based upon specified performance objectives, the Administrator will determine the performance factors to be used in valuing performance awards, and these performance factors may vary from participant to participant and between groups of participants and will be based upon such corporate, business unit or division and/or individual performance factors and criteria as the Administrator determines. However, with respect to performance awards payable to covered employees that are intended to qualify as performance-based compensation under Code Section 162(m), to the extent required under Code Section 162(m), the performance factors are limited to one or more of the performance factors described below under “Performance-Based Compensation—Code Section 162(m) Requirements.” In addition, with respect to compensation that is not intended to qualify for the performance-based compensation exception under Code Section 162(m), the Administrator may approve performance objectives based on other criteria, which may or may not be objective. The Administrator has authority to determine whether and to what degree performance awards have been earned and are payable, as well as to interpret the terms and conditions of performance awards. If a participant’s employment or service is terminated for any reason and all or any part of a performance award has not been earned pursuant to the terms of the 2015 Plan and the individual award agreement, the award will be forfeited, unless an award agreement or the Administrator provides otherwise.

Phantom Stock Awards. Under the terms of the 2015 Plan, the Administrator may grant phantom stock awards to participants in such numbers, upon such terms and at such times as the Administrator may determine. An award of phantom stock is an award of a number of hypothetical share units with respect to shares of the Company’s common stock, with a value based on the fair market value of a share of common stock.

Subject to the terms of the 2015 Plan, the Administrator has authority to determine whether and to what degree phantom stock awards have vested and are payable and to interpret the terms and conditions of phantom stock awards. Upon vesting of all or part of a phantom stock award and satisfaction of other terms and conditions that the Administrator establishes, the holder of a phantom stock award will be entitled to a payment of an amount equal to the fair market value of one share of the Company’s common stock with respect to each such phantom stock unit that has vested and is payable. The Company may make payment in cash, shares of common stock or a combination of cash and stock, as determined by the Administrator. If a participant’s employment or service is terminated for any reason and all or any part of a phantom stock award has not vested and become payable pursuant to the terms of the 2015 Plan and the individual award, the participant will forfeit the award unless an award agreement or the Administrator provides otherwise.

Other Stock-Based Awards. The Administrator may grant other stock-based awards, which may be valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or awards for shares of common stock. Such other stock-based awards include, but are not limited to, awards granted in lieu of bonus, salary or other compensation, awards granted with vesting or performance conditions, and awards granted without being subject to vesting or performance conditions. Subject to the provisions of the 2015 Plan, the Administrator will determine the number of shares of common stock to be awarded to a participant under (or otherwise related to) such other stock-based awards, whether such awards may be settled in cash or shares of common stock (or a combination of both), and the other terms and conditions of such awards.

Cash Bonus Awards. The Administrator also may grant cash bonus awards under the 2015 Plan. Cash bonus awards will be based upon such corporate, business unit or division and/or individual performance factors and criteria as the Administrator determines. However, with respect to cash bonus awards payable to covered employees that are intended to qualify for the compensation deduction limitation exception available under Code Section 162(m), to the extent required under Code Section 162(m), the performance factors are limited to one or more of the performance factors described below under “Performance-Based Compensation—Code Section 162(m) Requirements.” The aggregate amount of compensation granted to any one participant in any 12-month period in respect of all cash bonus awards and payable in cash will not exceed $1,000,000.

Dividends and Dividend Equivalents. The Administrator may provide that awards granted under the 2015 Plan (other than options and SARs) earn dividends or dividend equivalents; however, dividends and dividend equivalents, if any, on unearned or unvested performance-based awards may not be paid (even if accrued) unless and until the underlying award (or portion thereof) has vested or been earned. The Company may pay such dividends or dividend equivalents currently or credit such dividends or dividend equivalents to a participant’s account, subject to such additional restrictions and conditions as the Administrator may establish. Any dividends or dividend equivalents related to an award will be structured in a manner so as to avoid causing the award or related dividends or dividend equivalents to be subject to Code Section 409A or will otherwise be structured so that the award or dividends or dividend equivalents are in compliance with Code Section 409A.

Change of Control

Under the terms of the 2015 Plan, unless an individual employment agreement in effect prior to the effective date of the 2015 Plan provides otherwise, the following provisions will apply in the event of a change of control:

•

To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which the Company is the ultimate parent corporation and does not continue the award) on substantially similar terms or with substantially equivalent economic benefits as awards outstanding under the Plan (as determined by the Administrator), (i) all outstanding options and

SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any award other than options or SARs will be deemed to have been met, and such awards will become fully vested, earned and payable to the fullest extent of the original grant of the applicable award (or, in the case of performance-based awards, the earning of which is based on attaining a target level of performance, such awards will be deemed earned at target).

•	In addition, in the event that an award is substituted, assumed or continued, the award will become vested (and, in the case of options and SARs, exercisable) in full and any restrictions, including but not limited to the restriction period, performance period and/or performance criteria applicable to any outstanding award other than options or SARs will be deemed to have been met and such awards will become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based awards, the earning of which is based on attaining a target level of performance, such awards will be deemed earned at target), if the employment or service of the participant is terminated within six months before (in which case vesting will not occur until the effective date of the change of control) or one year (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement) after the effective date of a change of control if such termination of employment or service (a) is by the Company not for cause or (b) if an award agreement so provides, is by the participant for good reason.

Transferability

Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Code Section 422 and related regulations. Nonqualified options and SARs are not transferable other than by will or the laws of intestate succession, except for transfers if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Restricted awards, performance awards, phantom stock awards and other stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.

Forfeiture and Recoupment

As noted above, the 2015 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Performance-Based Compensation—Code Section 162(m) Requirements

The 2015 Plan is structured with the intent of allowing the Compensation Committee to pay compensation to “covered employees” (as described above, the Chief Executive Officer and the three highest compensated named executive officers other than the Chief Executive Officer and the Chief Financial Officer) that may be exempt from Code Section 162(m). The Compensation Committee has the discretion to grant performance awards that are not intended to satisfy the requirements for “performance-based” compensation under Code Section 162(m). Code Section 162(m) generally prohibits a public corporation from deducting more than $1,000,000 a year for compensation paid to each of the covered employees of the corporation unless the compensation qualifies as performance-based compensation. In order to qualify as performance-based compensation, the compensation must be contingent on achieving pre-established objective performance goals determined and certified by a committee comprised of outside directors. All of the members of the Company’s Compensation Committee, which will have the discretion to grant performance awards to covered employees, are outside directors under Code Section 162(m) standards.

In addition, performance-based compensation will not qualify for the Section 162(m) compensation deduction limitation exclusion unless the material terms (or changes in material terms) of the performance goals are disclosed to and approved by the stockholders before the compensation is paid. Material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) either the maximum amount of the compensation to be paid if the performance goal is met or the formula used to calculate the amount of compensation if the performance goal is met. With respect to awards payable to covered employees that are intended to qualify for the compensation deduction limitation under Code Section 162(m), to the extent required under Code Section 162(m), the performance measures are limited to any one or more of the following: (a) cash flow; (b) return on equity; (c) return on assets; (d) earnings per share; (e) achievement of clinical development or regulatory milestones; (f) operations expense efficiency milestones; (g) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (h) net income; (i) operating income; (j) book value per share; (k) return on investment; (l) return on capital; (m) improvements in capital structure; (n) expense management; (o) profitability of an identifiable business unit or product; (p) maintenance or improvement of profit margins; (q) stock price or total stockholder return; (r) market share; (s) revenues or sales; (t) costs; (u) working capital; (v) economic wealth created; (w) strategic business criteria; (x) efficiency ratio(s); (y) achievement of division, group, function or corporate financial, strategic or operational goals; and (z) comparisons with stock market indices or performances of metrics of peer companies. The eligibility and participant award limitations of the 2015 Plan are further described under the sub-headings “Purpose and Eligibility; Term”; and “Share Limitations.”

Certain U.S. Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2015 Plan as of the date of this proxy statement. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Options. Incentive options granted under the 2015 Plan are intended to qualify as incentive stock options under Code Section 422. Pursuant to Code Section 422, the grant and exercise of an incentive stock option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant does not dispose of shares received upon exercise of such option less than one year after the date of exercise and two years after the date of grant, and if the participant has continuously been the Company’s employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the option price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may increase their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the Code.

The Company generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option. Upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the option price, and such amount will be treated as capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of: (a) the fair market value of the stock on the date of exercise minus the option price or (b) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts may be treated as capital gain. The Company generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Pursuant to the Code and the terms of the 2015 Plan, in no event can there first become exercisable by a participant in any one calendar year incentive options granted by the Company with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive option granted under the 2015 Plan exceeds this limitation, it will be treated as a nonqualified option. In addition, no incentive option may be granted to an individual who owns, immediately before the time that the option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the option price is equal to or exceeds 110% of the fair market value of the stock and the option period does not exceed five years.

Nonqualified Options. The grant of a nonqualified option should not result in taxable income to a participant or a tax deduction to the Company. The difference between the fair market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the participant on the date of exercise. The Company generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant, and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights. For federal income tax purposes, the grant of an SAR should not result in taxable income to a participant or a tax deduction to the Company. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and the Company will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Awards. The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to the Company for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under Code Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture, or the award is transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that, in the case of restricted stock issued at the beginning of the restriction period, the participant may elect to include in his or her ordinary income as compensation at the time the restricted stock is awarded, the fair market value of such shares at such time, less any amount paid for the shares. The Company generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Stock-Based Awards, Cash Bonus Awards and Dividend Equivalents. The grant of a restricted stock unit, performance award, phantom stock award, other stock-based awards, cash bonus award opportunity or a dividend equivalent award generally should not result in taxable income to the participant or a tax deduction to the Company for federal income tax purposes. However, the participant will recognize income on account of the settlement of such award. The income recognized by the participant at that time will be equal to any cash that is received and the fair market value of any stock that is received in settlement of the award. The Company generally will be entitled to a corresponding income tax deduction upon the settlement of such an award equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Code Section 409A. Awards granted under the 2015 Plan may be subject to Code Section 409A and related regulations and other guidance. Code Section 409A imposes certain requirements on compensation that is deemed under Code Section 409A to involve deferred compensation. If Code Section 409A applies to the 2015

Plan or any award, and the 2015 Plan and award do not, when considered together, satisfy the requirements of Code Section 409A during a taxable year, the participant will have ordinary income in the year of non-compliance in the amount of all deferrals subject to Code Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. The participant will be subject to an additional tax of 20% on all amounts includable in income and may also be subject to interest charges under Code Section 409A. The Company does not have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Performance-based Compensation—Section 162(m) Requirements. There is no guarantee that compensation paid to covered employees under the 2015 Plan will be Section 162(m)-compliant. However, the 2015 Plan is structured with the intent of allowing the Compensation Committee to pay compensation exempt from Code Section 162(m) in order to preserve, to the extent practicable, the Company’s ability to claim a tax deduction for such awards under the 2015 Plan to covered employees. Code Section 162(m) generally denies an employer a deduction for compensation paid to covered employees of a publicly held corporation in excess of $1,000,000 unless the compensation is exempt from the $1,000,000 limitation because it is performance-based compensation. Subject to Code Section 162(m) and certain reporting requirements, the Company may be entitled to an income tax deduction with respect to the amount of compensation includable as income to the participant.

New Plan Benefits under 2015 Plan

The options detailed in the table below are those that were granted to our current executive officers and directors, subject to stockholder approval of the Amendment. See “Contingent Option Grants” above for additional information regarding these option grants.

Name and Position	Number of Shares Underlying Options
Nassim Usman, Ph.D., Director, President & Chief Executive Officer	153,572
Stephen A. Hill, Director, Former President & Chief Executive Officer	6,750
Alan A. Musso, Former Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary	0
Mauri K. Hodges, Former Vice President, Finance and Administration, Chief Financial Officer, Treasurer	0
Scott N. Cullison, Former Vice President, Business Development	0
Patrick C. Rock, Former Senior Vice President, General Counsel and Secretary	0
Steven M. Toler, Former Vice President, Clinical Pharmaceutical Sciences	0
Executive Group(1)	240,716
Non-Executive Director Group(2)	33,750
Non-Executive Officer Employee Group(3)	0

(1)	All current executive officers as a group, comprising Dr. Usman, Edwin L. Madison, Ph.D., our Chief Scientific Officer, and Fletcher Payne, our Chief Financial Officer.
(2)	All current directors who are not executive officers as a group, which includes Dr. Hill, our former President and Chief Executive Officer, in addition to Harold E. Selick, Ph.D., our Chairman of the Board, Errol B. De Souza, Ph.D, Jeff Himawan, Ph.D., Augustine Lawlor and John P. Richard.
(3)	All employees, including all current officers who are not executive officers as a group.

The exercise price per share of the options is $4.40, the closing price of the Company’s common stock on the NASDAQ Capital Market on the date of grant. The options granted to our currently serving executive officers vest monthly over four years, subject to continued service, commencing as of September 1, 2015. The options granted to our directors who are not executive officers vest monthly over three years, subject to continued service, commencing as of September 1, 2015 The future benefits that will be received under the 2015 Plan by particular individuals or groups are not determinable at this time. The options expire on October 22, 2025.

In addition to the contingent option grants described above, as of November 13, 2015, each of our currently serving executive officers had 71,428 options outstanding under the 2015 Plan and each of our currently serving directors who is not an executive officer had 8,250 options outstanding under the 2015 Plan, except for Dr. Himawan, who has no options outstanding under the 2015 Plan. Accordingly, all current executive officers as a group had 214,284 options outstanding under the 2015 Plan and all current directors who are not executive officers as a group had 41,250 options outstanding under the 2015 Plan, in each case in addition to the contingent option grants described above. None of our named executive officers, other than Dr. Hill who currently serves as a director, had any options outstanding under the 2015 Plan. No associates of such directors, executive officers or named executive officers have received options under the 2015 Plan. All non-executive officer employees as a group had 108,300 options outstanding under the 2015 Plan. No other person has received five percent or more of the options issued under the 2015 Plan, and no other awards are outstanding under the 2015 Plan.

Equity Compensation Plan Information

The Company’s equity compensation plans consist of the 2015 Plan, the Targacept, Inc. 2006 Stock Incentive Plan (“2006 Plan”) and the Targacept, Inc. 2000 Equity Incentive Plan (the “2000 Plan”), each of which was approved by the Company’s stockholders, as well as the Catalyst Biosciences, Inc. 2004 Stock Plan (the “2004 Plan”), which was approved by Old Catalyst’s stockholders and assumed in connection with the merger. The Company also granted a standalone inducement stock option in December 2012, and assumed in connection with the merger standalone options granted to certain service providers of Old Catalyst in February 2014, February 2015 and May 2015.

As of November 13, 2015, the maximum aggregate number of shares available for future grants under all the Company-administered equity compensation plans was 693,242 shares. In addition, at that time, the aggregate number of shares subject to unvested outstanding full value awards was 2,856 shares, and the aggregate number of shares subject to outstanding options, including standalone options, was 1,839,770 shares. The weighted average exercise price of these options was $13.4306 and the weighted average remaining term was 2.3657 years. On November 13, 2015, the closing sales price of the common stock as reported on the NASDAQ Capital Market was $3.09 per share.

The following table sets forth certain information as of December 31, 2014 with respect to the Company’s equity compensation plans and standalone options (securities in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (A)		Weighted- Average Exercise Price of Outstanding Options (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	1,740		$18.90	500(2)
Equity compensation plans not approved by security holders(3)	200	(4)	$9.01	—
Total	1,940		$17.88	500(2)

(1)	Does not include shares issued or issuable under the 2015 Plan, which was adopted upon approval by the Company’s stockholders on August 18, 2015. As of November 13, 2015, 648,300 shares were issuable upon the exercise of outstanding options, including 274,466 shares contingent upon approval of the Amendment, and granted under the 2015 Plan at a weighted average exercise price of $4.40, and 44,942 shares remained available, provided the Amendment is approved by stockholders, for future issuances under the 2015 Plan. If the Amendment is not approved by the stockholders, 319,402 shares will remain available for future issuance under the 2015 Plan.

(2)	Represents shares of common stock available for future issuance under the 2006 Plan upon the exercise of stock options that may be granted after December 31, 2014, restricted stock or other stock-based awards, giving effect to the reverse stock split but not the August 19, 2015 Pre-Closing Dividend, which did not affect the number of unissued shares under the 2006 Plan, as no further grants were issuable under the 2006 Plan upon the adoption of the 2015 Plan on August 18, 2015.
(3)	Does not include 230,997 shares issuable upon the exercise of options outstanding as of August 20, 2015, with a weighted average exercise price of $9.14, issued under the 2004 Plan and assumed in connection with the merger, and an aggregate of 35,545 shares issuable upon the exercise of standalone options outstanding as of August 20, 2015, with a weighted average exercise price of $6.97, issued to Dr. Hansoo Keyoung and Fletcher Payne, our Chief Financial Officer, by Old Catalyst and assumed in connection in the merger. No further grants may be made under the 2004 Plan.
(4)	Represents shares of common stock issuable pursuant to a standalone grant to Dr. Hill, our former Chief Executive Officer, in December 2012, as inducement material to Dr. Hill entering into employment with Targacept as contemplated by NASDAQ Listing Rule 5635(c)(4). The grant was approved by both the Compensation Committee and the Board and is subject to anti-dilution adjustment in connection with splits, reports, and other nonreciprocal corporate transactions. Of the 57,142 shares issuable pursuant to the option, 50% were vested and exercisable as of December 31, 2014. The remaining 50% were scheduled to vest and become exercisable, subject to Dr. Hill’s continued service with us, in equal installments on the last day of each of the 8 consecutive calendar quarters beginning on March 31, 2015 and ending on December 31, 2016. All of the unvested shares subject to the option accelerated upon the completion of the merger.

REPORT OF THE COMPENSATION COMMITTEE

Under the rules of the SEC, this Compensation Committee Report is not deemed to be incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filings with the SEC.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the compensation committee identified below recommended to the Board that the following Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Harold E. “Barry” Selick, Ph.D. (Chair)

Errol B. De Souza, Ph.D.

Jeff Himawan, Ph.D.

EXECUTIVE COMPENSATION

A. Targacept Executive Compensation

Following the completion of the merger, the business conducted by the Company became primarily the business conducted by Old Catalyst, a biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions. In addition, substantially all of our current employees, all of our officers and four of our seven directors were employees, officers or directors, respectively, of Old Catalyst prior to the merger. Although the employment of all then-serving executive officers of Targacept was terminated in connection with the merger, and all but three then-serving Targacept directors resigned in connection with the merger, this proxy statement includes information regarding certain former officers and directors serving during the fiscal year ended December 31, 2014 in accordance with the regulations of the SEC.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, or CD&A, explains the key elements of the Company’s historical executive compensation program during its operations as Targacept and compensation decisions for the Company’s named executive officers, which we refer to in this section as “named executive officers” or “NEOs.”

The compensation committee of the Board prior to the merger, which we refer to as the Targacept Compensation Committee, with input from an independent compensation consultant and the Company’s then-serving President and Chief Executive Officer, oversaw this program and determined compensation for the NEOs.

For the fiscal year ended December 31, 2014, the NEOs were:

Stephen A. Hill	Former President and Chief Executive Officer (terminated in 2015 in connection with the merger)

Alan A. Musso	Former Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer (resigned in 2014)

Mauri K. Hodges	Former Vice President, Finance and Administration, Chief Financial Officer and Treasurer (interim appointment in 2014 and terminated in 2015 in connection with the merger)

Patrick C. Rock	Former Senior Vice President, General Counsel and Secretary (terminated in 2015 in connection with the merger)

Steven M. Toler	Former Vice President, Clinical Pharmaceutical Sciences (terminated in 2015 prior to the merger)

Scott N. Cullison	Former Vice President, Business Development (terminated in 2015 prior to the merger)

I. Executive Summary

The Targacept Compensation Committee was committed to designing compensation policies and practices that promoted pay for performance and used key corporate performance measurements to provide an alignment between the interests of the NEOs and the Company’s stockholders. This executive summary provides an overview of Targacept’s 2014 company performance, compensation framework and pay actions, targeted total direct compensation, pay for performance and governance practices.

2014 Corporate Developments

•	Targacept progressed its business development efforts, which focused on external, non-nicotinic strategic opportunities and culminated in its announcement, on March 5, 2015, of its entry into the definitive agreement for the merger with Old Catalyst.

•	Targacept ended the fiscal year with $110.8 million in cash and investments, which it believed to be sufficient capital to fund the operations of the Company through forecasted milestones that had potential for value creation.

•	Targacept initiated and maintained on-schedule enrollment of a Phase Ib exploratory trial as a treatment for diabetic gastroparesis.

•	Targacept completed its Phase 2b monotherapy trial of TC-1734 as a treatment for mild to moderate Alzheimer’s disease. In the trial, TC-1734 did not meet the objective of showing superiority to donepezil, the marketed medication most often prescribed for Alzheimer’s disease, after 52 weeks of treatment. Based on these results, Targacept decided not to pursue further development of TC-1734.

•	Targacept completed its Phase 2b trial of TC-5214 as a treatment for overactive bladder (OAB). In the trial, the high dose of TC-5214 demonstrated mixed results on the co-primary endpoints and did not reach statistical significance on episodes of urinary incontinence per 24 hours after 12 weeks of treatment. Based on these results, Targacept decided not to pursue further development of TC-5214 in OAB.

•	AstraZeneca AB, or AstraZeneca, terminated its 2005 collaborative research and license agreement with Targacept, which was initially focused in cognitive disorders, effective January 2015. All remaining rights and licenses to compounds granted by Targacept under the agreement to AstraZeneca terminated and reverted to Targacept, including the rights and license relating to its product candidate TC-6683 (also known as AZD1446).

•	Changes in Targacept’s senior leadership included:

•	The assumption by John P. Richard of his role as new Chairman of the Targacept board of directors effective January 1, 2014.

•	The departure of Targacept’s Vice President, Clinical Development and Regulatory Affairs, David A. Hosford, M.D. Ph.D., effective September 21, 2014.

•	The departure of Targacept’s Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer, Alan A. Musso, effective November 18, 2014.

•	The appointment of Mauri K. Hodges to serve on an interim basis as Targacept’s Vice President, Finance and Administration, Chief Financial Officer and Treasurer, effective December 14, 2014.

2014 Compensation Framework

The Targacept Compensation Committee was responsible for, among other things, establishing the compensation of Targacept’s executive officers, including the NEOs. The compensation of the NEOs for the fiscal years ended December 31, 2014, 2013, and 2012 is set forth in the Summary Compensation Table on page 36 of this proxy statement. The Targacept Compensation Committee designed Targacept’s executive compensation program to achieve three primary objectives:

1)	remain competitive with comparable companies in Targacept’s industry in order to attract and retain talented individuals to contribute to its long-term success;

2)	provide substantial incentive to achieve Targacept’s business objectives and build stockholder value, thereby aligning the interests of its executives with the interests of its stockholders and paying for performance; and

3)	achieve internal pay equity within Targacept’s executive management team.

In furtherance of these objectives, Targacept’s executive compensation program has historically been comprised principally of three elements:

•	base salary, which does not vary based on Targacept’s performance or results;

•	eligibility for an annual cash bonus under an annual cash incentive award program, which incentivizes and rewards the achievement of pre-defined corporate performance objectives or other accomplishments that the Targacept Compensation Committee believes advance Targacept’s business interests and contribute to its success and the creation of stockholder value; and

•	stock-based awards, which align the interests of Targacept’s executive officers with the interests of its stockholders and play an important role as a recruitment and retention tool as it competes for talent with companies that in some cases are larger, are at a more advanced stage or offer potential for high growth.

2014 Targacept Compensation Committee pay actions under this program are summarized below.

Compensation Element	Rationale	Targacept Compensation Committee Actions
Base Salary	Provides a degree of financial certainty and stability. Recognizes competitive market conditions for top talent and/or rewards individual performance through periodic increases.

Approved base salary increase of 5% for Mr. Cullison and 3% for the remaining NEOs, effective January 1, 2014.

Approved an interim base salary increase of 21.4% for Mauri K. Hodges in recognition of her December 11, 2014, appointment to serve on an interim basis as Chief Financial Officer.

Annual Cash Incentive	Motivates NEOs to meet or exceed Targacept’s annual corporate performance objectives and positions Targacept for longer-term success.	In January 2015, approved 52.9% of target payout under the 2014 program after determining achievement of specified criteria for clinical operations (30%), financial (15%), and leadership (7.9%) objectives.

Long-Term Incentive	Uses equity-based awards (e.g., time-vested stock options) to (i) motivate behavior intended to result in stock price appreciation, (ii) focus NEOs on executing Targacept’s long-term strategy, (iii) align NEO and stockholder interests, and (iv) attract and retain talent.

Approved the grant of incentive stock options to substantially all employees. Dr. Hill was granted 87,387 options, Mr. Musso was granted 27,464 options, Mr. Toler and Mr. Rock each were granted 22,471 options, and Ms. Hodges and Mr. Cullison each were granted 19,974 options. The options vest quarterly over four years and have an exercise price of $9.49 per share.

Granted as a retention incentive, and in lieu of 2015 stock-based awards, restricted stock to the NEOs and other select, key personnel. Dr. Hill was granted 25,000 shares, Mr. Musso was granted 7,857 shares, Mr. Toler and Mr. Rock each were granted 6,428 shares, and Ms. Hodges and Mr. Cullison each were granted 5,714 shares. The restricted stock vests in two equal annual installments of 50% on December 31, 2015 and 50% on December 31, 2016. Mr. Musso’s restricted shares were forfeited upon his resignation.

2014 Targeted Total Direct Compensation

The Targacept Compensation Committee sought to balance the cash-versus stock-based elements and the fixed- versus variable incentive-based elements of Targacept’s executive compensation program. Toward that end, with respect to each of the NEOs, the Targacept Compensation Committee generally aimed for annual base salary, annual cash incentive compensation and annual equity grants to be at or near the 50th percentile for the comparable position or level of responsibility (e.g., chief executive, senior vice president, vice president) for companies in Targacept’s peer group. However, the Targacept Compensation Committee did not rely solely on peer group data and was not bound by and did not rigidly adhere to a formulaic application of a predetermined percentile level within the peer group in determining compensation for the NEOs.

The table below shows the percentage breakdown of targeted total direct compensation (“TDC”) for each NEO in fiscal 2014 (consisting of base salary, target annual cash incentive, and target long-term incentive calculated using the target annual salary, without adjustment for actual time worked during 2014, and valuing time-vested stock options as described in note 3 to the Summary Compensation Table on page 36. A significant portion of the NEOs’ targeted TDC was variable, at-risk pay in the form of annual and long-term incentives; namely, 54% for its CEO and 45% to 48% for its other NEOs.

Governance Practices

Targacept had several governance practices that it believed reinforced the soundness of its compensation programs:

•	The Targacept Compensation Committee was made up entirely of independent directors meeting the enhanced independence requirements under the NASDAQ listing standards;

•	The Targacept Compensation Committee retained an independent compensation consultant working under the exclusive direction of the Targacept Compensation Committee;

•	A change in control of Targacept, alone, would not give rise to severance payments under any of its employment agreements;

•	None of Targacept’s employment agreements provided for an excise tax gross up; and

•	Targacept’s insider trading policy prohibit trading in derivative instruments involving Targacept’s securities, a practice often referred to as “hedging.”

Stockholder Say-on-Pay

In 2014, Targacept sought an advisory vote from Targacept’s stockholders regarding its executive compensation program. Over 97% of the votes cast supported the program. The Targacept Compensation Committee considered the results of the advisory vote as it completed its annual review of each pay element and the compensation packages provided to the NEOs and other executives. Given the significant level of stockholder support received for this matter in 2014, the Targacept Compensation Committee concluded that the objectives of Targacept’s executive compensation program were appropriate for a company of its size and stage of development and that its compensation policies and practices helped meet those objectives. In addition, the Targacept Compensation Committee believed the program achieved an appropriate balance between fixed and variable incentive compensation, encouraged long-term retention, and promoted alignment between the interests of the NEOs and stockholders. Accordingly, the Targacept Compensation Committee determined not to make any significant changes to Targacept’s executive compensation program as a result of the vote in 2014.

II. Objectives of Executive Compensation

The primary objectives of Targacept’s executive compensation program as it related to the NEOs are described below.

Remain competitive with comparable companies in Targacept’s industry in order to attract and retain talented individuals to contribute to its long-term success.

The Targacept Compensation Committee believed that Targacept’s long-term success depended substantially on its ability to attract and retain highly qualified, experienced individuals to serve as its executive officers. Targacept competed for skilled executives in its industry, often with companies that are larger, are at a more advanced stage of drug development or offer potential for high growth. As a result, the Targacept Compensation Committee believed that the total compensation package for each of the NEOs had to be at least competitive with comparable companies in its industry. Also, because Targacept competed on a national scale for executive talent, the Targacept Compensation Committee assessed the competitiveness of its compensation in the United States as a whole, rather than regionally.

In furtherance of this objective, the Targacept Compensation Committee generally aimed for annual base salary and total target cash compensation (which took into account base salary and target cash incentives) for each of the NEOs to be at or near the 50th percentile for the comparable position for comparable companies in its industry. However, for each of the NEOs, the targeted percentile represented a key data point but was not the sole factor in compensation determinations.

Provide substantial incentive to the NEOs to achieve its business objectives and build stockholder value, thereby aligning their interests with the interests of its stockholders and paying for performance.

The Targacept Compensation Committee believed it was important for Targacept’s compensation program to align the interests of the NEOs with the interests of its stockholders to ensure the NEOs were invested in Targacept’s long-term success and its goal of building stockholder value. To accomplish this alignment of interests, the compensation of each NEO included, in addition to base salary, the opportunity to receive an annual cash incentive bonus and eligibility for the grant of stock-based awards, which have historically been stock options.

The annual cash incentive bonus was intended to make a substantial portion of each NEO’s potential total annual compensation contingent on the achievement of corporate performance objectives that the Targacept Compensation Committee believed advanced Targacept’s business interests and contributed to its future success and the building of stockholder value. Accordingly, the dollar amount of annual cash incentive bonuses paid to the NEOs depends heavily on the extent to which the performance objectives were achieved. The Targacept Compensation Committee believed that stock option grants also served to align the interests of the NEOs with the interests of its stockholders. Because the exercise price of each stock option granted by the Targacept Compensation Committee was at least equal to the fair market value of the underlying stock as of the date of grant, the stock option provided a financial reward for the NEO only if the market price of its common stock increased after the grant date.

Together, these components of Targacept’s executive compensation, which are described in more detail below under “Elements of and Rationale for Executive Compensation,” were designed to incentivize the NEOs to work towards the achievement of its objectives in furtherance of its long-term success.

Achieve internal pay equity within Targacept’s executive management team.

The Targacept Compensation Committee believed it was important that Targacept’s executive compensation structure promoted a cohesive management team and that its success, both in the short-term and the long-term, depended on interdisciplinary contribution across the team. Accordingly, the Targacept Compensation Committee sought to achieve internal equity in compensating the NEOs. In particular, Targacept’s goal was that the compensation paid to each the NEOs be equitable and commensurate with his or her position, experience, responsibilities and contributions to its overall performance and achievements and the compensation paid to other NEOs.

Elements of and Rationale for Executive Compensation

Base Salary

Base salary for each of the NEOs was determined at or about the beginning of each year, and was in some cases re-evaluated during the year, taking into account:

•	the individual responsibilities of the NEO;

•	an assessment of the NEO’s individual performance, development and contributions to the achievement of Targacept’s corporate performance objectives or otherwise to its achievements during the preceding year, as well as expected future contributions;

•	base salary data for Targacept’s peer group or, where publicly available data for a particular position in its peer group is limited, other relevant comparables;

•	the historical base salary of the NEO during his or her employment with Targacept, including the amount and timing of previous adjustments; and

•	the base salaries of Targacept’s other NEOs.

Annual Cash Incentive Bonus

Each of Targacept’s executive officers, including the NEOs, participated in an annual cash incentive program. Under this program, each executive officer was eligible to receive an annual cash bonus in an amount based on:

•	a target bonus percentage of his or her base salary, which in some cases is subject to a minimum percentage specified in the executive officer’s employment agreement; and

•	Targacept’s satisfaction of target or, in some cases, threshold or maximum criteria for achieving pre-defined corporate performance objectives, and in some cases other corporate accomplishments, that the Targacept Compensation Committee believed advanced Targacept’s business interests and contributed to its future success and the building of stockholder value.

The Targacept Compensation Committee believed that, as a clinical-stage biopharmaceutical company, Targacept’s performance was measured generally by its ability to advance product candidates into and through the clinic towards the market, to attract collaborators with particularized expertise and substantial resources, to secure capital to fund its programs and to operate its business efficiently. Accordingly, Targacept’s specified performance objectives typically related to one or more of the following areas—the progression or advancement of its product candidates, development program execution or outcomes, the enhancement of its product portfolio, business development, alliance management, regulatory operations, capital or operational efficiency, human resources matters and employee and investor communications matters.

Under Targacept’s annual cash incentive award program, at or about the beginning of each fiscal year, the Targacept Compensation Committee established corporate performance objectives for that year and ascribed a percentage weighting to each performance objective. Following the end of the fiscal year, the Targacept Compensation Committee determined the achievement level of the program for that year. In determining the achievement level, the Targacept Compensation Committee (i) calculated the weightings ascribed to those specified performance objectives that had been met, (ii) determined whether to award all or any portion of the weighting ascribed to any performance objective that had not been met (i.e., because the objective was achieved only in part or on a delayed basis, because a strategic change occurred during the year making the objective unachievable, or for any other reason), and (iii) determined whether to make any adjustment based on other corporate accomplishments or events that occurred during the year.

Beginning with fiscal 2013, the mechanics of the program called for the Targacept Compensation Committee to establish for each performance objective at the beginning of the year target criteria for achievement and, in some cases, threshold and/or maximum criteria for achievement. For each performance objective that had a threshold criterion, the weighting for the objective was not credited if the threshold criterion was not met and 50% of the weighting for the objective was credited if the threshold (but not the target or, if applicable, maximum) criterion was met; if the target (but not the maximum, if applicable) criterion was met for a performance objective, 100% of its weighting was credited; and for each performance objective that had a maximum criterion, 150% of the weighting for the objective was credited if the maximum criterion was met; in each case subject to any discretionary adjustments that may have been made by the Targacept Compensation Committee. As a result, the maximum weighting for all of the performance objectives in the aggregate could have been up to 150% of the target.

Because the Targacept Compensation Committee believed the achievement of Targacept’s objectives and its overall success required interdisciplinary contribution across its executive management team and that the achievement of, or failure to achieve, any particular objective reflected the performance of all of the members of its executive management team collectively, 100% of the annual cash bonus paid to the NEOs and the other members of its executive management team was based on the achievement level determined by the Targacept Compensation Committee for the program and not on individual performance. Accordingly, the amount of each of these participants’ (including each NEO’s) cash incentive bonus for a particular fiscal year was determined by multiplying his or her base wages received for that year by his or her assigned target bonus percentage and then by the achievement level for the program determined by the Targacept Compensation Committee for that year. All of Targacept’s other employees also participated in the incentive award program. For each of these employees, 50% of the annual cash bonus was based on the achievement level determined by the Targacept Compensation Committee as described above and the other 50% was based on an assessment of individual performance.

The Targacept Compensation Committee believed that the annual cash incentive award program furthered Targacept’s executive compensation objectives by:

•	focusing the NEOs’ attention directly on, and incentivizing them to achieve, performance objectives that were designed to contribute to its future success and to building stockholder value;

•	making a substantial portion of the annual compensation for the NEOs contingent on achievement of the specified criteria, thereby aligning their interests with the interests of its stockholders and paying for performance; and

•	balancing the fixed cash compensation that, in some cases, may have been lower than the NEOs could potentially obtain at larger or more mature companies with which it may compete, thereby better enabling it to attract and retain executive talent.

Stock-Based Awards

The NEOs, other executive officers, other employees, and directors were also eligible to be granted stock options or other stock-based awards under Targacept’s 2006 Plan, as amended and restated.

The Targacept Compensation Committee historically awarded stock options as Targacept’s standard form of stock-based compensation due primarily to the expectation and familiarity of stock options as part of compensation packages for personnel in its industry and to enable greater flexibility for its employees in tax planning. All stock options granted to the NEOs and other employees in 2014 were designated as incentive options, subject to applicable limits imposed by applicable tax law or regulation. Incentive options provided the potential for more favorable tax treatment for employees than nonqualified options.

The granting of stock options to the NEOs furthered its executive compensation objectives by:

•	aligning the interests of the NEO with the interests of Targacept’s stockholders, inasmuch as the NEO only received a financial reward if it performed such that the market price of its common stock increased after the grant is made (grants of stock options were priced at no less than fair market value), and the financial reward would be no greater than that experienced by any third-party who purchased shares of its common stock on the grant date at a price equal to that day’s closing price; and

•	serving as a powerful retention tool because stock options granted to the NEOs typically had vesting schedules that extend over a four-year period.

Targacept did not have any program, plan or practice to select dates for stock options to be granted in coordination with the release of material non-public information. The Targacept Compensation Committee generally considered making stock option grants in January of each year, when the extent to which Targacept had achieved its corporate performance objectives for the preceding year was known, so as to coordinate consideration of stock-based compensation with consideration of the other elements of Targacept’s executive compensation. However, the Targacept Compensation Committee sometimes granted stock options later in the year if circumstances warranted.

In 2014, the Targacept Compensation Committee for the first time granted restricted stock to the NEOs and other select, key personnel, which brought its stock-based compensation practices into closer alignment with those of its peer group.

III. Compensation Decision-Making Process

Role of the Targacept Compensation Committee in the Compensation Process

The Targacept Compensation Committee was responsible for establishing the components and amounts of compensation for each of Targacept’s executive officers, including the NEOs. The members of the Targacept Compensation Committee immediately prior to the merger were Ms. Brown, Dr. Dunton and Mr. Richard, with Ms. Brown serving as chairperson (the “Committee Chair”).

The Targacept Compensation Committee worked closely with its independent consultant and met regularly, including in executive session without management present, to make decisions on Targacept’s executive compensation program and on the compensation of its executives. The Targacept Compensation Committee reviewed a variety of market data and information, including company, peer group, and industry compensation information. The Committee Chair reported the actions of the Targacept Compensation Committee to the Targacept board of directors at each regular meeting.

The Targacept Compensation Committee’s responsibilities included reviewing and approving Targacept’s:

•	Compensation peer group;

•	Compensation philosophy and objectives;

•	Amount and form of executive compensation (e.g., pay increases, equity grants);

•	CEO’s performance and compensation;

•	Annual cash incentive plan metrics and goals and achievement of goals;

•	Employment, severance, and change in control agreements for Targacept’s Chief Executive Officer and other executive officers; and

•	Annual CD&A disclosure, which the Targacept Compensation Committee recommended to the Targacept board of directors for inclusion in its annual report on Form 10-K (either directly or by incorporation by reference to its subsequently filed proxy statement).

Role of the Independent Compensation Consultant

The Targacept Compensation Committee’s charter authorized it to retain outside advisors, including independent compensation experts, as it deemed appropriate to advise it in connection with its responsibilities and to approve related fees and engagement terms. Any advisor retained reported directly to the Targacept Compensation Committee. Radford was the Targacept Compensation Committee’s independent compensation consultant beginning in the third quarter of 2011, and continues to advise the Compensation Committee following the merger. Radford performed the following responsibilities for the Targacept Compensation Committee:

•	Attended or participated by phone in Targacept Compensation Committee meetings, including non-management executive sessions, when requested by the Targacept Compensation Committee;

•	Provided independent advice to the Targacept Compensation Committee on current trends and best practices in compensation design and program alternatives, and advises on plans or practices that may improve effectiveness;

•	Provided and discussed peer group and survey data for competitive comparisons and, based on this information, offered independent recommendations on CEO and NEO compensation;

•	Reviewed the CD&A, compensation tables, and other compensation-related disclosures in Targacept’s annual report on Form 10-K or proxy statements;

•	Offered recommendations, insights and perspectives on compensation-related matters;

•	Evaluated and advised the Targacept Compensation Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Supported the Targacept Compensation Committee to ensure executive compensation programs were competitive and aligned the interests of Targacept’s executives with those of its stockholders.

A Radford representative participated throughout 2014 in several Targacept Compensation Committee meetings and consulted frequently with the Targacept Compensation Committee chairperson.

In 2014, Targacept’s management engaged affiliates of Aon Corporation, Radford’s parent company, to provide retirement benefit plan and insurance brokerage advisory services. Targacept paid $12,967 in professional fees for the retirement benefit plan services in 2014. For the insurance brokerage services, Aon was paid by third-party insurance companies and not by Targacept. Those third-party payments amounted to less than 1% of Aon’s 2014 revenues. The Targacept Compensation Committee considered various factors, including Targacept’s engagements of Radford affiliates, and did not believe that Radford had a conflict of interest in fulfilling its engagement to the Targacept Compensation Committee.

Role of the CEO in Compensation Decisions

As described above, on an annual basis for each of Targacept’s executive officers, including the NEOs, the Targacept Compensation Committee determined base salary and considered whether to make any adjustment in target bonus percentage. As part of the process, the Targacept Compensation Committee’s consultant or, if none was engaged for any particular year and Targacept’s CEO or the Committee Chair so directed, its Controller assembled: a tally sheet for each executive officer; data showing the relationship of the executive officer’s compensation to the compensation of its other executive officers; and base and total compensation data for executives in comparable positions in its then-current peer group or comparable companies in its industry based on number of employees as reflected in the applicable Radford Life Sciences survey. In addition, where the Targacept Compensation Committee engaged a consultant, Targacept’s Controller or Human Resources provided information requested by the consultant, such as job codes used to correlate its executive officers with positions in the Radford Life Sciences survey as well as burn rate and overhang calculations.

For each executive officer other than himself, Dr. Hill made a recommendation regarding base salary and, in some cases, target bonus percentage to the Targacept Compensation Committee, taking into account the factors discussed above. At or about the same time, Dr. Hill would propose for consideration by the Targacept Compensation Committee corporate performance objectives and, beginning with fiscal 2013, associated threshold, target or maximum achievement criteria, determined in consultation with Targacept’s executive management team, for the annual cash incentive award program. He then participated in the meeting at which the Targacept Compensation Committee determined the base salary and target bonus percentage for Targacept’s executive officers and the performance objectives and associated criteria for the incentive award program. No other member of management was present for the portion of the meeting during which these matters were finally determined. As required by the Targacept Compensation Committee’s charter, Dr. Hill was excused from the portion of the meeting during which his performance was considered and his base salary and target bonus percentage were finally determined.

With respect to the granting of stock based awards, the Targacept Compensation Committee historically determined the period over which the shares reserved under Targacept’s equity plans were intended to be available for consideration for potential issuance. In making that determination, the Targacept Compensation Committee took into account market data relating to burn rate for Targacept’s peer group, overall employee ownership, dilutive effects and the role of stock-based awards in meeting the objectives of its compensation program. Based on the guidance received from the Targacept Compensation Committee, Dr. Hill from time to time proposed that the Targacept Compensation Committee consider the grant of stock based awards. In that event, Dr. Hill typically recommended a number of awards proposed to be granted to each of Targacept’s executive officers based on its executive compensation objectives and the factors discussed above. The Targacept Compensation Committee then would make the determination whether to grant any or all of the awards and, if it determined to make a grant, the individuals to receive an award, the number of shares to be subject to such award and any particular terms to be applicable to such award. As discussed above, the Targacept Compensation Committee determined that, as a general matter, it would consider making stock option grants as part of the annual performance assessment process in or about January of each year.

In addition, Dr. Hill from time to time proposed that the Targacept Compensation Committee consider granting stock-based awards to NEOs and other key personnel as a retention incentive where circumstances warranted.

IV. Compensation Competitive Analysis

Benchmarking the compensation that Targacept paid to its executives against compensation paid to executives in comparable positions at comparable companies helped the Targacept Compensation Committee assess market competitiveness and meet Targacept’s objectives. Accordingly, in determining the compensation for the NEOs for any particular year, the Targacept Compensation Committee utilized compensation data and information for drug development companies it believed had profiles sufficiently similar to Targacept’s so as to constitute an appropriate peer group. When selecting companies to include in the peer group, the Targacept Compensation Committee considered a variety of factors, including stage of development, market capitalization, company size and, in some cases, company location or various financial metrics. The Targacept Compensation Committee did not emphasize revenue when selecting a peer group because clinical-stage companies typically do not have product revenue. Once the peer group was selected, the Targacept Compensation Committee benchmarked various elements or measures of Targacept’s executive compensation against the peer group. Where, for any particular position, the peer group did not provide sufficient information to provide an appropriate benchmark, the Targacept Compensation Committee utilized data for the position from a broader market survey of companies considered generally similar to Targacept.

The Targacept Compensation Committee targeted the 50th percentile of Targacept’s peer group for the corresponding position or level of responsibility, subject to discretionary consideration of individual or company performance or other case-by-case circumstances as the Targacept Compensation Committee considered appropriate.

The Targacept Compensation Committee periodically considered the continued appropriateness of the peer group used to benchmark Targacept’s executive compensation. Based on the recommendation of Radford, the Targacept Compensation Committee substantially modified the peer group in 2012, and apart from removing one company due to insolvency, the Targacept Compensation Committee left the peer group unchanged in 2013. Recognizing Targacept’s continuing clinical setbacks and the need for stability in its compensation program as Targacept reassessed its strategic direction, the Targacept Compensation Committee decided in 2014 to defer reviewing the appropriateness of the peer group until 2015.

Targacept’s peer group immediately prior to the merger comprised of the following 14 companies: Alimera Sciences, Inc.; Amicus Therapeutics, Inc.; Array Biopharma Inc.; BioCryst Pharmaceuticals, Inc.; Celldex Therapeutics, Inc.; Cytokinetics, Incorporated; Infinity Pharmaceuticals, Inc.; Keryx Biopharmaceuticals, Inc.; Omeros Corporation; OncoGenex Pharmaceuticals, Inc.; Sangamo Biosciences, Inc.; Sunesis Pharmaceuticals, Inc.; Synta Pharmaceuticals Corp.; and XenoPort, Inc.

V. Fiscal 2014 Compensation

Decision to Pay Each Element and Determination of Amounts for 2014

In determining the elements and amounts of compensation to be paid to each of the NEOs, the Targacept Compensation Committee reviewed each NEO’s historical compensation, utilizing executive compensation statements, or tally sheets, that included information on various aspects of current and historical compensation to facilitate its review.

Base Salary

In January 2014, the Targacept Compensation Committee approved the following increases in the base salaries for the NEOs with effect from January 1, 2014:

Named Executive Officer	($) 2013 Base Salary	($) 2014 Base Salary	(%) Increase
Stephen A. Hill	500,000	515,000	3
Alan A. Musso	343,417	353,720	3
Patrick C. Rock	316,000	325,480	3
Steven M. Toler	257,500	265,225	3
Mauri K. Hodges	240,000	247,200	3
Scott N. Cullison	200,000	210,000	5

The Targacept Compensation Committee based its approval of these changes on a review of peer group benchmarking data, individual performance, skills, criticality of position, and a need to maintain market competitiveness. In December 2014, the Targacept Compensation Committee approved an interim annual base salary increase of $52,800 for Ms. Hodges effective November 21, 2014, in recognition of the added responsibilities that accompanied her appointment by Targacept’s board of directors to serve on an interim basis as Vice President, Finance and Administration, Chief Financial Officer and Treasurer, following the November 18, 2014, resignation of Alan A. Musso. This interim salary approximated the 25th percentile of base salaries for top financial executives in Targacept’s peer group.

Cash Incentive Bonus

In January 2014, the Targacept Compensation Committee established performance objectives, associated weightings, and criteria for measuring achievement under Targacept’s annual cash incentive award program for fiscal 2014.

Objectives	Target*	Weighting
Clinical Science	Positive top-line results in Targacept’s Phase 2b trial of TC-5214 in overactive bladder	30%

Clinical Operations	All ongoing clinical programs to be completed within three months of plan, within 2% of budget, and with no meaningful quality issues at year-end	20%

Portfolio Enhancement	Supplement existing pipeline with a Phase 2b or later stage asset by year-end 2014 that offers meaningful value inflection point by year-end 2015	30%

Financial	Complete all planned activities within budget leaving at least $100M in cash and investments at year-end	10%

Leadership	Achieve grand mean employee engagement score of 4.5 or greater on Gallup Company Survey	10%

*	Target criteria were those used for assessing baseline achievement (i.e., 100%) of a specific objective. All objectives also had threshold (50%) and maximum (150%) criteria parameters.

In January 2015, the Targacept Compensation Committee determined that the achievement level to be applied under Targacept’s incentive award program for fiscal 2014 was 52.9% of target. In setting the achievement level, the Targacept Compensation Committee made the following performance determinations:

•	The TC-5214 trial results did not meet the primary endpoint, thereby failing to satisfy the target criterion (0% of weighting, or 0% of target);

•	All 2014 clinical programs were on or ahead of schedule, within budget and executed with no meaningful quality issues, thereby satisfying the maximum criterion (150% of weighting, or 30% of target);

•	The portfolio enhancement criteria were not satisfied (0% of weighting, or 0% of target);

•	Capital efficiency efforts resulted in expenditures of less than 95% of budget and a cash balance in excess of $105M at year-end, thereby satisfying the maximum criterion (150% of weighting, or 15% of target); and

•	Targacept achieved by year-end a grand mean employee engagement score of 4.29 on the Gallup Company Survey, thereby achieving at a level between the threshold and target criteria (79.5% of weighting, or 7.9% of target).

Applying the NEOs’ respective target bonus percentages for fiscal 2014 to the 52.9% of target achievement level determined by the Targacept Compensation Committee, Dr. Hill received a cash incentive bonus of $129,532, Mr. Rock received a cash incentive bonus of $60,263, Dr. Toler received a cash incentive bonus of $40,051, Ms. Hodges received a cash incentive bonus of $35,435, and Mr. Cullison received a cash incentive bonus of $28,885. Mr. Musso received no cash incentive bonus as he left employment with Targacept in November 2014.

Stock-Based Awards

Stock Options. In January 2014, the Targacept Compensation Committee granted stock options to each of the NEOs as well as to substantially all of its other employees. In establishing the number of shares to be subject to the stock options granted to each of the NEOs, the Targacept Compensation Committee considered:

•	the value of stock options as an incentive and retention tool, particularly in light of the disappointing results from the Phase 2b clinical trial of TC-5619 in schizophrenia announced in December 2013;

•	the limited retention value of the NEOs’ outstanding stock options, recognizing that approximately 90% of the existing grants held by those individuals were underwater;

•	the number of shares available for issuance under the 2006 Plan;

•	data provided by Radford for the comparable position level in the peer group regarding the estimated value and company ownership percentage represented by the most recent annual stock-based awards, including an analysis of equity vehicle mix (e.g., stock options vs. restricted stock);

•	additional data provided by Radford for Targacept and for the peer group regarding “burn rate” (a measure of shares subject to stock-based awards granted as a percentage of shares issued and outstanding) over one- and three-year periods and regarding “total equity overhang” (a measure of shares subject to stock-based awards outstanding or reserved for future grant as a percentage of shares issued and outstanding); and

•	stock-based plan management guidelines for burn rate published by proxy advisory groups.

The Targacept Compensation Committee agreed to an annual grant award based on these considerations and applying its equity grant philosophy of targeting annual equity grants at the 50th percentile of the comparable level of responsibility for Targacept’s peer group.

All of these stock options issued had an exercise price of $9.49 per share, the closing price of Targacept’s common stock on the NASDAQ Global Select Market on the date of grant, January 23, 2014 as adjusted to give effect to the reverse stock split and the Pre-Closing Dividend, and vested quarterly over four years, contingent on continued service through the applicable vesting date. In the case of Mr. Musso, 81% of the stock option grant was forfeited upon his November 18, 2014, resignation. Following the merger, these stock options remain outstanding and unaffected by the merger, other than there was an adjustment to the exercise price and number of shares underlying these options to account for the Pre-Closing Dividend, in accordance with the terms of the agreement and plan of merger entered into in connection with the merger (the “merger agreement”).

Restricted Stock. In October 2014, the Targacept Compensation Committee elected to grant restricted stock awards to all NEOs and certain other key personnel in lieu of 2015 annual stock-based awards. The Targacept Compensation Committee believed the timing of this award aligned with Targacept’s consideration of a broad range of strategic transaction alternatives and was critical to ensuring optimal alignment between employee and stockholder interests. The use of restricted stock, as opposed to stock options, was considered to be the optimal tool for helping to ensure the long-term retention of the key personnel needed to execute any one of a range of those transactions. The NEO restricted stock award amounts were:

Named Executive Officer	Restricted Stock Awards
Stephen A. Hill	25,000
Alan A. Musso	7,857
Patrick C. Rock	6,428
Steven M. Toler	6,428
Mauri K. Hodges	5,714
Scott N. Cullison	5,714

In establishing the number of shares to be subject to the grants, the Targacept Compensation Committee considered, among other things, Targacept’s peer group practices, burn rate, and market dilution.

The restricted stock vests in equal amounts at the end of the fiscal years 2015 and 2016, with 50% vesting on December 31, 2015, and 50% vesting on December 31, 2016, subject to continued employment. This restricted stock remains unchanged following the merger other than the number of shares were adjusted to reflect the reverse stock split. The shares in the table above reflect the post reverse stock split numbers. All restricted stock awarded to Mr. Musso was forfeited upon his resignation in November 2014.

VI. Other Benefits and Compensation

Executive Benefits

The NEOs and other executives received the same benefits as those generally available to Targacept’s other employees. Both company-subsidized and voluntary benefit programs were provided including medical, dental, life insurance, vision, flexible spending accounts, travel and disability coverage.

Retirement Plans

Targacept’s retirement plan, or 401(k) Plan, was available to all employees and all 401(k) Plan participants were eligible to receive the same level of matching contributions (4%) from Targacept. The NEO’s were limited to their matching contributions based on the maximum amount of recognizable compensation allowed under the Internal Revenue Code’s qualified plan rules. The limit for 2014 was $10,400. Unlike traditional pension plans, the retirement benefits from Targacept’s 401(k) Plan were based on the investment return on the employee’s own investment elections, with the participant bearing the investment risk.

Change in Control

The Targacept Compensation Committee believed that a change in control, or CIC, employment agreement provision benefited stockholders by providing an important incentive to senior executives to remain focused on running the business in the case of a pending or actual change in control event.

Accordingly, Targacept’s employment agreements with each of the NEOs contained a CIC provision that provided compensation in the form of monthly cash payments, acceleration of vesting of equity awards, and other benefits, all for a set period of time following termination, in the event of a qualifying termination (termination by the executive for good reason or by it without just cause) within 12 months following, or in connection with but prior to, a change in control of Targacept (a “double-trigger” provision). Further details are set forth in the section entitled “—Employment Agreements” below.

Tax Gross-Ups

Targacept did not provide tax gross-ups, except for payroll taxes associated with limited business-related payments such as reimbursement of certain moving and relocation expenses.

VII. Actions Taken in Fiscal 2015

On January 21, 2015, the Targacept Compensation Committee:

•	Upon the recommendation of Dr. Hill, elected not to increase NEO base salaries for 2015, except in the case of Mr. Cullison, whose base salary was increased 19% (from $210,000 to $250,000) to bring his base pay into closer alignment with the 50th percentile of Targacept’s peer group;

•	Giving consideration to the value of stock options as an incentive and retention tool, granted a stock option to purchase shares of Targacept’s common stock to substantially all employees who met their individual performance goals during 2014. All options vested over a four-year period, subject to continued employment, and had an exercise price of $5.05 per share, the closing price of Targacept’s common stock on the NASDAQ Global Select Market on the grant date, as adjusted to give effect for the reverse stock split and the Pre-Closing Dividend. The NEOs and other key personnel who were awarded restricted stock in October 2014 were excluded from this grant of stock options; and

•	Developed performance objectives and associated weightings and achievement criteria for the incentive award program for fiscal 2015 without materially changing the mechanics of the program established in fiscal 2014. The performance objectives for 2015 include the achievement of specified goals with respect to: the outcome of Targacept’s Phase 1b exploratory trial of TC-6499 in diabetic gastroparesis; satisfactory completion of a strategic transaction; monetizing or attracting investment in Targacept’s NNR portfolio; and increased market value.

VIII. Considerations of Risk in Targacept’s Compensation Programs

The Targacept board of directors had ultimate responsibility for risk oversight. The Targacept Compensation Committee assisted the Targacept board of directors in overseeing potential risks that may have been associated with its compensation program. Targacept’s senior management established a cross-functional team for assessing, mitigating, and monitoring compensation risk. The Targacept Compensation Committee received periodic reports with respect to the team’s activities and findings.

The Targacept Compensation Committee did not believe that Targacept’s compensation policies and practices were reasonably likely to have a material adverse effect on Targacept. In assessing whether Targacept’s compensation programs encouraged excessive or inappropriate risk taking, the Targacept Compensation Committee gave particular consideration to its annual cash incentive bonus program. The performance objectives for the program were set by the Targacept Compensation Committee at the beginning of each year and were designed to further Targacept’s business interests. It was possible that circumstances could have evolved in any particular year such that achievement of a performance objective defined at the beginning of the year would no longer be beneficial to Targacept. In that event, the Targacept Compensation Committee expected that the circumstances would be discussed at meetings of the Targacept board of directors held throughout the year and that the Targacept Compensation Committee would consider taking discretionary action—either during the year or when determining the achievement level under the incentive award program at the end of the year—with regard to the affected performance objective(s). The Targacept Compensation Committee believed that the discretion that it retained to modify any performance objective during the year or to credit any performance objective that might not have been met for a particular reason (such as, for example, a strategic change that occurred during the year) substantially eliminated any risk that might have been associated with a change in circumstances. In addition, the Targacept Compensation Committee believed that the use of multiple performance objectives for the program each year reduced any risk that might otherwise have been associated with any particular indicator of performance.

Pay practices that are commonly cited as corporate governance concerns were not part of Targacept’s executive compensation program. For example, as noted above, a change in control of Targacept, alone, would not have given rise to the payment of severance under any of its employment agreements with the NEOs. Severance under these agreements was not triggered unless employment of the executive was terminated other than for a defined cause or by the executive for a defined good reason. In addition, none of Targacept’s employment agreements provided for an excise tax gross up.

Summary Compensation

The following table contains information regarding the total compensation for the fiscal years ended December 31, 2014, 2013 and 2012 of the individual who served as Targacept’s Chief Executive Officer during fiscal year 2014, the two individuals who served as its Chief Financial Officer during fiscal year 2014, the two other most highly compensated executive officers who were serving as executive officers on December 31, 2014, and one other individual who served as an executive officer during fiscal 2014. We refer to these individuals in this proxy statement as the “named executive officers” or “NEOs.”

SUMMARY COMPENSATION TABLE

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
Stephen A. Hill(5)	2014	515,000	129,532	339,500	682,500	—	10,775	1,677,307
Former President and Chief Executive Officer	2013	500,000	187,500	—	—	—	11,868	699,368
	2012	41,666	—	—	1,180,600	—	1,672	1,223,938

Alan A. Musso(6)	2014	313,813	—	106,700	214,500	—	25,705	660,718
Former Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary	2013	343,417	156,830	—	205,270	—	10,200	715,717
	2012	333,415	52,504	—	301,990	5,835	10,000	703,744

Mauri K. Hodges(7)	2014	258,523	35,435	77,600	156,000	—	10,400	537,958
Former Vice President, Finance and Administration, Chief Financial Officer, Treasurer

Scott N. Cullison(7)	2014	210,000	28,885	77,600	156,000	—	10,400	482,885
Former Vice President, Business Development
Patrick C. Rock(8)	2014	325,480	60,263	87,300	175,500	—	10,400	658,943
Former Senior Vice President, General Counsel and Secretary	2013	111,410	29,245	—	365,400	—	13,777	519,832

Steven M. Toler(7)	2014	265,225	40,051	87,300	175,500	—	10,400	578,476
Former Vice President, Clinical Pharmaceutical Sciences

(1)	The amounts in the columns titled “Bonus” and “Non-Equity Incentive Plan Compensation,” together, reflect cash payments made in January of the following year pursuant to Targacept’s annual cash incentive award program. Targacept’s annual cash incentive award program is discussed above under “—Compensation Discussion and Analysis.” For 2013, the amounts in the column titled “Bonus” for Mr. Musso, also reflects a cash retention award per his 2012 agreement of $66,683. In addition, in 2013, Mr. Musso received $35,000 in additional compensation for responsibilities assumed during 2012 as a member of the Office of the Chairman during the pendency of Targacept’s search for a new Chief Executive Officer. Mr. Rock’s 2013 bonus is a prorated amount based on his August 26, 2013 hire date.
(2)	The amounts in this column reflect the aggregate grant date fair value of restricted stock awarded during the year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718, disregarding the potential for forfeitures, regardless of the period in which the corresponding compensation expense was recorded in accordance with ASC 718. For Mr. Musso, 100% of the amount shown in this column for 2014 is attributable to restricted stock that was forfeited upon the end of his employment with Targacept on November 18, 2014.
(3)	The amounts in this column reflect for each fiscal year shown the aggregate grant date fair value of stock options granted during the year calculated in accordance with ASC 718, disregarding the potential for forfeitures, regardless of the period in which the corresponding compensation expense was recorded in accordance with ASC 718. For Mr. Musso, $174,281 of the amount shown in this column for 2014 is attributable to stock options forfeited upon the end of his employment with Targacept on November 18, 2014.
(4)	The amounts in this column represent matching contributions that Targacept made under its 401(k) plan, except that for (a) Mr. Musso the amount for 2014 reflects $15,305 in additional compensation for vacation that was earned but unused as of the end of his employment with Targacept, (b) Dr. Hill received a reimbursement of $375 for personal airline mileage in 2014, and (c) Dr. Hill and Mr. Rock received non-qualified moving expenses of $1,668 and $9,307, respectively, associated with the start of their employment with Targacept.
(5)	Dr. Hill became Targacept’s President and Chief Executive Officer on December 1, 2012 and his employment with Targacept terminated on August 20, 2015 in connection with the merger.
(6)	Mr. Musso’s employment with Targacept ended on November 18, 2014.
(7)	Mr. Cullison, Ms. Hodges, and Dr. Toler were not named executive officers for fiscal years 2013 and 2012. Dr. Toler’s employment with Targacept ended on March 11, 2015. Mr. Cullison’s employment with Targacept ended on May 31, 2015. Ms. Hodges’ employment with Targacept terminated effective September 30, 2015 in connection with the merger.
(8)	Mr. Rock joined Targacept on August 26, 2013, and became its Senior Vice President, General Counsel and Secretary effective October 1, 2013. His employment with Targacept terminated on August 20, 2015 in connection with the merger.

Information Relating to Plan-Based Awards

The following table contains information regarding grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Awards ($)(5)
Name	Grant & Approval Date	Threshold ($)	Target ($)	Maximum ($)
Stephen A. Hill		—	$257,500	$386,250	—	—		—
	1/23/2014	—	—	—	—	87,387	$40.59	$682,500
	10/11/2014	—	—	—	25,000	—	$21.07	$339,500
Alan A. Musso		—	—	—	—	—		—
	1/23/2014	—	—	—	—	27,464	$40.59	$214,500	(6)
	10/11/2014	—	—	—	7,857	—	$21.07	$106,700	(7)
Mauri K. Hodges		—	$77,557	$116,335	—	—		—
	1/23/2014	—	—	—	—	19,974	$40.59	$156,000
	10/11/2014	—	—	—	5,714	—	$21.07	$77,600

Scott N. Cullison		—	$63,000	$94,500	—	—		—
	1/23/2014	—	—	—	—	19,974	$40.59	$156,000
	10/11/2014	—	—	—	5,714	—	$21.07	$77,600
Patrick C. Rock		—	$113,918	$170,877	—	—		—
	1/23/2014	—	—	—	—	22,471	$40.59	$175,500
	10/11/2014	—	—	—	6,428	—	$21.07	$87,300

Steven M. Toler		—	$79,568	$119,351	—	—		—
	1/23/2014	—	—	—	—	22,471	$40.59	$175,500
	10/11/2014	—	—	—	6,428	—	$21.07	$87,300

(1)	Targacept’s annual cash incentive award program was considered a non-equity incentive plan and is discussed above under “—Compensation Discussion and Analysis.” For fiscal 2014, there was no threshold amount payable under the program. The amounts shown in the “Target” column reflect each named executive officer’s target bonus percentage of base salary set by the Targacept Compensation Committee for fiscal 2014. The amounts shown in the “Maximum” column reflect the maximum amount payable to each named executive officer under the program based on his or her target bonus percentage and the aggregate weight for all of the corporate performance objectives approved by the Targacept Compensation Committee initially in January 2014. The amounts actually paid to Targacept’s named executive officers under the program for fiscal 2014 were as follows: $129,532 for Dr. Hill, $60,263 for Mr. Rock, $40,051 for Dr. Toler, $0 for Mr. Musso, $35,435 for Ms. Hodges, and $28,885 for Mr. Cullison. All amounts awarded under the program for fiscal 2014 were paid in January 2015. Mr. Musso’s employment with Targacept ended on November 18, 2014 and he did not receive a cash incentive bonus under the program for fiscal 2014.
(2)	Award of restricted stock under the 2006 Equity Plan that vests in equal installments on December 31, 2015 and on December 31, 2016.

(3)	The options reflected in this column were granted under the 2006 Plan and vest and become exercisable in equal installments on the last day of 16 consecutive calendar quarters beginning with March 31, 2014.
(4)	The exercise price per share of each option shown is equal to the closing price of Targacept’s common stock on the NASDAQ Global Select Market on the grant date, as adjusted to give effect for the reverse stock split and the Pre-Closing Dividend.
(5)	The grant date fair value of option awards and restricted stock awards is calculated in accordance with ASC 718 as described in footnotes 2 and 3 to the Summary Compensation Table.
(6)	Of the amount shown, $174,281 is attributable to stock options forfeited upon the end of Mr. Musso’s employment with Targacept on November 18, 2014.
(7)	Of the amount shown, $106,700 is attributable to restricted stock forfeited upon the end of Mr. Musso’s employment with Targacept on November 18, 2014.

Additional discussion regarding factors that may be helpful in understanding the information included in the Summary Compensation Table and 2014 Grants of Plan-Based Awards table is included above under “—Compensation Discussion and Analysis.”

Employment Agreements

In 2014, Targacept entered into an employment agreement with Mr. Cullison, an amendment to its employment agreement with Dr. Hill, and an amended and restated agreement with Mr. Musso. The changes to the employment agreements with Dr. Hill and Mr. Musso were made principally to more closely align the terms of those agreements with those of the employment agreement terms of Targacept’s other senior executives. Targacept previously entered into employment agreements with Ms. Hodges and Mr. Rock. Mr. Musso’s employment agreement was automatically terminated by operation of its terms upon his November 18, 2014 resignation. On March 11, 2015, Targacept terminated the employment of Steven M. Toler. On May 13, 2015, Targacept terminated the employment of Scott N. Cullison, effective May 31, 2015. On August 20, 2015, Dr. Hill and Mr. Rock’s employment was terminated in connection with the merger, and Ms. Hodges’ employment was terminated in connection with the merger on September 30, 2015.

Employment Agreement with Dr. Hill

Targacept’s employment agreement with Dr. Hill, as amended, was to continue until terminated either by Targacept or by him. The employment agreement provided for a minimum annual base salary that was reviewed and subject to increase in accordance with Targacept’s policies and procedures. Dr. Hill was also eligible to receive stock-based awards and to earn an annual bonus based on a target percentage of 50% of his annual base salary or such higher amount as the Targacept board of directors or Targacept Compensation Committee may approve. In accordance with the merger agreement, Dr. Hill’s employment with Targacept was terminated effective August 20, 2015.

Pursuant to the terms of Dr. Hill’s employment agreement, if his employment with Targacept terminated for any reason, he was entitled to receive a lump sum equal to (i) any base salary earned and due but not yet paid through the effective date of termination plus (ii) any bonus or other compensation earned and due pursuant to the express terms of any Targacept plan or program but not yet paid through the effective date of termination. In addition, if Targacept (or a successor) terminated Dr. Hill’s employment other than for “Just Cause,” or if he terminated his employment within one year following the first occurrence of “Good Reason,” he was entitled to receive:

•	severance following termination equal to his then-current base salary for 12 months (or, if the termination is concurrent with or within 12 months following, or in connection with but prior to, a defined change in control of Targacept, equal to his then-current base salary and a prorated portion of his then-current target bonus for 18 months), payable monthly, except that any amount that would exceed the exemption under Section 409A of the Internal Revenue Code of 1986, as amended, would be payable in a lump sum two and one-half months following the end of Targacept’s taxable year in which the termination occurs;

•	if the termination was concurrent with or within 12 months following, or in connection with but prior to, a defined change in control of Targacept, full acceleration of unvested options to purchase capital stock or restricted stock; and otherwise six (6) months acceleration of vesting for unvested options to purchase any capital stock, and restricted stock or other equity-based awards outstanding as of the effective date of termination;

•	continuation of the health and life insurance benefits coverage provided to him as of the date of termination for the period during which he receives severance, provided Dr. Hill (i) makes a timely election of continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as “COBRA”) and (ii) continues paying the same percentage of the total cost for such life insurance or health care coverage as he was paying at the time of termination; and

•	up to $10,000 in outplacement counseling services, if incurred by him and paid by the Company within specified time periods.

“Just Cause” under the employment agreement meant Dr. Hill’s: (i) willful and material breach of the agreement and his continued failure to cure the breach for a specified period; (ii) conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude; (iii) willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to Targacept’s business, financial condition or assets; (iv) intentional damage or destruction of substantial property of Targacept’s; or (v) a violation of specified company policies or an act or omission contrary to generally expected ethical or professional standards.

“Good Reason” under the employment agreement meany: (i) the material breach by Targacept (or a successor) of any material provision of the agreement; (ii) any purported termination of Dr. Hill’s employment that is not effected in accordance with the agreement; (iii) any uncured failure by Targacept (or a successor) to pay Dr. Hill any amounts of salary or bonus compensation that have become due and payable; (iv) a reduction in Dr. Hill’s annual base salary, unless the reduction is part of, and at the same percentage as, an across-the-board salary reduction for all similarly-situated executives; (v) any material diminution in Dr. Hill’s duties, responsibilities, authority, reporting structure, status or title, unless approved by him; or (vi) Dr. Hill being required to relocate to a location more than fifty (50) miles from his initial worksite (Winston-Salem, North Carolina); in each case conditional on Dr. Hill providing written notice of the initial existence of Good Reason within 90 days and the Good Reason continuing to exist 30 days after the notice.

The employment agreement provided that Dr. Hill shall at all times maintain the confidentiality of the Company’s proprietary information and shall not engage in a business defined in the agreement as competitive to the Company until 12 months after termination of employment with the Company.

Employment Agreements with Mr. Cullison, Ms. Hodges and Mr. Rock

On May 13, 3015, Targacept terminated the employment of Mr. Cullison, effective May 31, 2015 for reasons other than just cause. Effective September 30, 2015 and August 20, 2015, in connection with the merger, the employment of Ms. Hodges and Mr. Rock, respectively, was terminated for reasons other than just cause. Each received his or her entitlements pursuant to the terms of his or her employment agreement with Targacept described below.

Targacept’s employment agreements with each of Mr. Cullison, Ms. Hodges and Mr. Rock provided for a minimum annual base salary that was to be reviewed and subject to increase in accordance with Targacept’s policies and procedures. Each of Mr. Cullison, Ms. Hodges and Mr. Rock also was eligible to receive stock-based awards and to earn an annual cash bonus based on a target percentage of his or her annual base salary. Each of the employment agreements provided for a minimum target bonus percentage, which could be increased at the discretion of the Targacept board of directors or the Targacept Compensation Committee. For fiscal 2014, the target bonus percentage for Mr. Cullison and Ms. Hodges was 30% and the target bonus percentage for Mr. Rock was 35%.

If any of these executives’ employment with Targacept was terminated for any reason, then each was entitled to receive a lump sum equal to any salary, bonus and other compensation earned and due but not yet paid.

In addition, if Targacept (or a successor) terminated the employment of Mr. Cullison, Ms. Hodges or Mr. Rock other than for defined “Just Cause,” or if Mr. Cullison, Ms. Hodges or Mr. Rock terminated his or her employment within one year following the first occurrence of defined “Good Reason,” then he or she was entitled to receive:

•	severance following termination equal to his or her then-current monthly base salary for nine months except that any amount that would exceed the exemption under Section 409A of the Internal Revenue Code of 1986, as amended, would be payable in a lump sum two and one-half months following the end of Targacept’s taxable year in which the termination occurs;

•	six months acceleration of unvested options to purchase capital stock, restricted stock, or other equity-based awards;

•	continuation of the health and life insurance benefits coverage provided to him or her as of the date of termination for the period during which he or she receives severance; and

•	up to $10,000 in outplacement counseling services, if incurred by him or her and paid by Targacept within specified time periods.

If Targacept (or a successor) terminated the employment of Mr. Cullison, Ms. Hodges or Mr. Rock other than for defined “Just Cause,” or if Mr. Cullison, Ms. Hodges or Mr. Rock terminated his or her employment within one year following the first occurrence of defined “Good Reason,” and the termination was concurrent with or within 12 months following, or in connection with but prior to, a defined change in control of Targacept, then he or she was entitled to receive:

•	severance following termination equal to his or her then-current monthly base salary and one-twelfth of his or her target annual bonus for twelve months except that any amount that would exceed the exemption under Section 409A of the Internal Revenue Code of 1986, as amended, would be payable in a lump sum two and one-half months following the end of Targacept’s taxable year in which the termination occurs;

•	full acceleration of all unvested options to purchase capital stock, restricted stock, or other equity-based awards;

•	continuation of the health and life insurance benefits coverage provided to him or her as of the date of termination for the period during which he receives severance; and

•	up to $10,000 in outplacement counseling services, if incurred by him or her and paid by Targacept within specified time periods.

“Just Cause” under each of Mr. Cullison’s, Ms. Hodges’ and Mr. Rock’s employment agreements meant his or her: (i) willful and material breach of the agreement and his or her continued failure to cure the breach for a specified period; (ii) conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude; (iii) willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that resulted in material damage or harm to Targacept’s business, financial condition or assets; (iv) intentional damage or destruction of substantial property of Targacept’s; (v) violation of policies prohibiting employment discrimination or workplace harassment; or (vi) commission of any act (or omission) contrary to the ethical or professional standards expected in his profession. For Mr. Rock, “Just Cause” shall not mean any action or inaction to the extent it results from his required compliance with an ethical legal obligation applicable to his conduct as an attorney-at-law.

“Good Reason” under each of Mr. Cullison’s, Ms. Hodges’ and Mr. Rock’s employment agreements meant: (i) any purported termination of his or her employment that is not effected in accordance with the agreement; or (ii) any uncured failure to confer the benefits and compensation provided under the agreement or, in some cases, to comply with any other material provision of the agreement, in each case conditional on his or her providing written notice of the initial existence of Good Reason within 90 days and the Good Reason continuing to exist 30 days after the notice.

The employment agreement with each of Mr. Cullison, Ms. Hodges and Mr. Rock provided that he or she shall at all times maintain the confidentiality of Targacept’s proprietary information and shall not engage in a business defined in the agreement as competitive to it until nine months after termination of employment with Targacept.

Change in Control

The Targacept employment agreements defined “change in control” to mean, generally: (1) the acquisition by any person of 50% or more of Targacept’s outstanding common stock; (2) the consummation of a merger or consolidation involving Targacept if the stockholders of Targacept immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding common stock of the surviving company; (3) a sale or other disposition of all or substantially all of the assets of Targacept; or (4) a change in the majority composition of the board of directors not approved by a majority of the directors in office before the change.

Information Relating to Equity Awards

The following table contains information for each of Targacept’s named executive officers regarding equity awards outstanding as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(7)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(8)	Market Value of Shares of Stock That Have Not Vested ($)(9)
Stephen A. Hill	99,871	99,871	(1)	$9.01	12/2/2022
	21,846	65,540	(2)	$9.49	1/22/2024
						25,000	$460,250

Alan A. Musso	24,522	—		$11.11	2/16/2015
	18,638	—		$17.04	2/16/2015
	18,023	—		$5.86	2/16/2015
	24,967	—		$41.41	2/16/2015
	23,407	—		$52.16	2/16/2015
	31,209	—		$9.19	2/16/2015
	14,200	—		$9.27	2/16/2015
	5,149	—		$9.49	2/16/2015
						—	$0
Mauri K. Hodges	3,095	—		$11.11	8/15/2016
	9,183	—		$17.04	12/18/2017
	13,982	—		$5.87	1/8/2019
	17,477	—		$41..41	1/18/2020
	15,230	—		$52.17	3/28/2021
	20,598	9,362	(3)	$9.19	5/3/2022
	9,986	9,987	(4)	$9.27	1/16/2023
	4,993	14,980	(2)	$9.49	1/22/2024
						5,714	$105,200
Scott N. Cullison	538	—		$17.04	12/18/2017
	1,997	—		$5.87	1/8/2019
	12,171	—		$41.41	1/18/2020
	249	—		$39.37	3/30/2020
	12,359	—		$52.17	3/28/2021
	7,851	3,586	(3)	$9.19	5/3/2022
	3,745	3,745	(4)	$9.27	1/16/2023
	3,276	4,213	(5)	$11.41	5/29/2023
	4,993	14,980	(2)	$9.49	1/22/2024
						5,714	$105,200
Patrick C. Rock	15,604	34,330	(6)	$10.63	9/29/2023
	5,617	16,583	(2)	$9.49	1/22/2024
						6,428	$118,350
Steven M. Toler	1,398	—		$18.00	9/27/2017
	262	—		$17.04	12/18/2017
	1,747	—		$14.55	6/29/2018
	8,489	—		$5.87	1/8/2019
	7,490	—		$41.41	1/18/2020
	12,796	—		$52.17	3/28/2021
	25,747	11,703	(3)	$9.19	5/3/2022
	11,235	11,236	(4)	$9.27	1/16/2023
	5,617	16,853	(2)	$9.49	1/22/2024
						6,428	$118,350

(1)	The unexercisable portion of this option as of December 31, 2014 vested and became exercisable in equal installments on the last day of 9 consecutive calendar quarters beginning with March 31, 2015.
(2)	The unexercisable portion of this option as of December 31, 2014 vested and became exercisable in equal installments on the last day of 12 consecutive calendar quarters beginning with March 31, 2015.
(3)	The unexercisable portion of this option as of December 31, 2014 vests and becomes exercisable in equal installments on the last day of 5 consecutive calendar quarters beginning with March 31, 2015.
(4)	The unexercisable portion of this option as of December 31, 2014 vests and becomes exercisable in equal installments on the last day of 8 consecutive calendar quarters beginning with March 31, 2015.
(5)	The unexercisable portion of this option as of December 31, 2014 vests and becomes exercisable in equal installments on the last day of 9 consecutive calendar quarters beginning with March 31, 2015.
(6)	The unexercisable portion of this option as of December 31, 2014 vests and becomes exercisable in equal installments on the last day of 10 consecutive calendar quarters beginning with March 31, 2015.
(7)	All unvested options vested upon the executives’ termination other than for just cause in connection with the merger.
(8)	Restricted stock granted on October 11, 2014, which vests in equal installments on December 31, 2015 and on December 31, 2016.
(9)	Based on the closing price of Targacept’s stock on the NASDAQ Global Select Market on December 31, 2014 ($18.41, as adjusted to give effect to the reverse stock split), the last trading day of the 2014 fiscal year.

2014 Option Exercises and Stock Vested

No NEO exercised any options to purchase common stock or had restricted stock vest during fiscal 2014.

Payments Upon Termination in Certain Circumstances

Targacept’s employment agreements with the NEOs provided for payments and benefits if Targacept terminated (or if a successor following a change in control terminates) his or her employment other than for a defined Just Cause or, subject to certain timing and other conditions, he or she terminated his or her employment for a defined Good Reason. Certain of these employment agreements also provided for payments and benefits if a termination occurs in connection with a change in control. The terms “Just Cause,” “Good Reason,” and “change in control” are discussed above under “—Employment Agreements.”

Under SEC rules, we are required to estimate and quantify the payments and benefits that would have been payable by the Company upon the occurrence of a triggering event, as if the triggering event had occurred as of the last business day of the last fiscal year. For each of Dr. Hill, Ms. Hodges, Mr. Rock, Mr. Cullison and Mr. Toler, the following table sets forth the estimated payments and benefits that would have become payable if the noted triggering event occurred on December 31, 2014, the last business day of Targacept’s most recently completed fiscal year. These amounts reflect the additional payments or benefits each named executive officer would be entitled to receive pursuant to his employment agreement, as such existed on December 31, 2014. The amounts shown reflect only the additional payments or benefits that an executive officer would have received upon the occurrence of the respective triggering events listed below. These amounts do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested, absent the triggering event. Receipt of any of the payments and benefits set forth below is contingent on the delivery by the executive officer of a release and waiver of legal claims related to the employment relationship.

For Mr. Musso, who resigned from Targacept effective November 18, 2014, the table sets forth the payments and benefits that became payable upon the end of his employment with Targacept on that date. Additionally, the employment of Mr. Toler, Mr. Cullison, Dr. Hill, Mr. Rock and Ms. Hodges was terminated other than for just cause in connection with the merger on March 11, 2015, May 13, 2015, August 20, 2015, August 20, 2015 and September 30, 2015, respectively, and the table sets forth the payments and benefits that became payable upon the end of each such executive officer’s employment with Targacept on that respective date.

	SUMMARY OF POTENTIAL PAYMENTS UPON TERMINATION
	Base Salary Continuation(1)	Severance Pay—Annual Bonus(2)	Value of Accelerated Options and Stock Awards(3) (4)	Continuation of Health, Dental and Life Insurance(5)	Outplacement Counseling Services	Total
Stephen A. Hill
Termination Without Just Cause or By Executive For Good Reason (no Change in Control)	$515,000	$—	$—	$28,431	$10,000	$553,431
Termination Related to Change of Control	$772,500	$386,250	$460,250	$42,646	$10,000	$1,671,646
Voluntary/Death	$9,904	$—	$—	$—	$—	$9,904
Disability	$19,808	$—	$—	$28,047	$—	$47,854
Termination on August 20, 2015	$772,500	$386,250	$168,000	$40,183	$5,000	$1,371,933
Alan A. Musso
Voluntary	$15,305	$—	$—	$—	$—	$15,305
Mauri K Hodges
Termination Without Just Cause or By Executive For Good Reason (no Change in Control)	$225,000	$—	$—	$9,639	$10,000	$244,639
Termination Related to Change of Control	$300,000	$90,000	$105,200	$12,852	$10,000	$518,052
Voluntary/Death	$3,029	$—	$—	$—	$—	$3,029
Disability	$14,567	$—	$—	$12,468	$—	$27,035
Termination on September 30, 2015	$300,000	$90,000	$38,398	$11,268	$5,000	$444,666
Scott N. Cullison
Termination Without Just Cause or By Executive For Good Reason (no Change in Control)	$157,500	$—	$—	$16,317	$10,000	$183,817
Termination Related to Change of Control	$210,000	$63,000	$105,200	$21,755	$10,000	$409,955
Voluntary/Death	$4,038	$—	$—	$—	$—	$4,038
Disability	$12,115	$—	$—	$21,371	$—	$33,487
Termination on May 13, 2015	$210,000	$63,000	$105,200	$21,755	$10,000	$409,955
Patrick C. Rock
Termination Without Just Cause or By Executive For Good Reason (no Change in Control)	$244,110	$—	$—	$8,986	$10,000	$263,096
Termination Related to Change of Control	$325,480	$113,918	$118,350	$11,981	$10,000	$579,729
Voluntary/Death	$6,259	$—	$—	$—	$—	$6,259
Disability	$12,518	$—	$—	$11,597	$—	$24,116
Termination on August 20, 2015	$325,480	$113,918	$43,196	$10,374	$5,000	$497,968
Steven M. Toler
Termination Without Just Cause or By Executive For Good Reason (no Change in Control)	$198,919	$—	$—	$18,490	$10,000	$227,409
Termination Related to Change of Control	$257,500	$77,100	$118,350	$24,653	$10,000	$487,603
Voluntary/Death	$5,100	$—	$—	$—	$—	$5,100
Disability	$15,301	$—	$—	$24,269	$—	$39,570
Termination on March 11, 2015	$265,225	$79,568	$118,350	$24,653	$10,000	$497,796

(1)	The amounts in this column reflect the continuation of base salary that is payable as described in the Employment Agreements section above and summarized below:

a)	Dr. Hill would receive 12 months base salary continuation for termination without Just Cause or for Good Reason and would receive 18 months base salary continuation for termination related to a change in control.

b)	Mr. Cullison, Ms. Hodges and Mr. Rock each would receive 9 months base salary continuation for termination without Just Cause or for Good Reason, and they each would receive 12 months base salary continuation for termination related to a change in control.

c)	Voluntary termination without Good Reason or termination by death would result in the payment for accrued and unused vacation as of December 31, 2014.

d)	Termination related to disability assumes that the disability occurred as of December 31, 2014 and therefore the severance includes 10 days salary continuance for Mr. Cullison, Ms. Hodges, and Dr. Toler and 5 days salary continuance for Dr. Hill and Mr. Rock, prior to commencement of third-party disability benefits, plus any accrued and unused vacation as of December 31, 2014.

(2)	The amounts in this column reflect the severance payable that is based on the target annual bonus as described in the Employment Agreements section above and summarized below:

a)	Dr. Hill would receive his then-current target annual bonus for 18 months for termination related to a change in control.

b)	Mr. Cullison, Ms. Hodges and Mr. Rock each would receive his or her then-current target annual bonus for 12 months for termination related to a change in control.

(3)	As of December 31, 2014, upon termination related to a change in control, there is full acceleration (100%) on the vesting of restricted stock awards for each of Dr. Hill, Mr. Cullison, Ms. Hodges and Mr. Rock. In addition, as of December 31, 2014, Dr. Hill, Mr. Cullison, Ms. Hodges and Mr. Rock each would receive full acceleration of unvested restricted stock awards upon termination without just cause or for good reason which is not related to a change in control.

a)	These amounts are calculated based on the closing price of Targacept’s common stock on the NASDAQ Global Select Market on December 31, 2014, which was $18.41, after giving effect to the reverse stock split.

(4)	As of December 31, 2014, upon termination related to change in control, there is full acceleration (100%) on the vesting of stock options for each of Dr. Hill, Mr. Cullison, Ms. Hodges and Mr. Rock. In addition, as of December 31, 2014, Dr. Hill, Mr. Cullison, Ms. Hodges and Mr. Rock each would receive 6 months acceleration of unvested options upon termination without just cause or for good reason which is not related to a change in control.

a)	These amounts are calculated based on the positive difference between (i) $5.27, the closing price of Targacept’s common stock on the NASDAQ Global Select Market on December 31, 2014, after giving effect to the reverse stock split and the Pre-Closing Dividend, and (ii) the exercise price per share of each option for which vesting would be accelerated. Stock options with an exercise price per share above $5.27 are disregarded for this purpose.

(5)	The amounts in this column are calculated based on (a) the duration of the respective continuation periods and (b) the monthly premiums that Targacept pays for the medical, dental and life insurance coverage received by the named executive officer as of December 31, 2014. For purposes of termination related to disability, the benefits are estimated to be paid for up to 12 months provided the executive officer makes a timely election of continuation under COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) and continues to pay the required premiums.

B. Executive Compensation of Current Executive Officers

On August 20, 2015, at the effective time of the merger, the Board appointed Nassim Usman, Ph.D., as President and Chief Executive Officer of the Company, Edwin L. Madison as Chief Scientific Officer of the Company, and Fletcher Payne as Chief Financial Officer of the Company. Each of Dr. Usman, Dr. Madison and Mr. Payne, respectively, served as executive officers of Old Catalyst prior to the completion of the merger in the same capacity. In order to provide our stockholders with a greater understanding of the compensation applicable to our current executive officers who are participants in the 2015 Plan, we have included in this proxy statement a description of certain executive compensation historically received by our current executive officers during their service with Old Catalyst and executive compensation currently applicable to our current executive officers.

Summary Compensation Table

The following table provides information regarding compensation to Dr. Usman and Dr. Madison during their service with Old Catalyst. Mr. Payne commenced his service as Chief Financial Officer with Old Catalyst in January 2015 as a consultant through Danforth Advisors, LLC and became a full-time employee of Old Catalyst in April 1, 2015.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards (1)	All Other Compensation(2)	Total
Nassim Usman, Ph.D.	2014	$400,000	$50,000	$—	$2,193	$452,193
President and Chief Executive Officer	2013	$400,000	$—	$331,446	$4,279	$735,725

Edwin L. Madison, Ph.D.	2014	$325,000	$25,000	$—	$—	$350,000
Chief Scientific Officer	2013	$325,000	$—	$165,723	$—	$490,723

(1)	Reflects the aggregate grant date fair value of stock options granted.
(2)	This column includes payment of life insurance premiums, long-term disability and other insurance—related reimbursements.

Base Salary

In 2014, Old Catalyst’s compensation committee and board of directors determined that base salaries of executive management would remain at the same level as their 2013 base salaries, resulting in an annual base salary of $400,000 for Dr. Usman and $325,000 for Dr. Madison.

Annual Bonuses

Old Catalyst’s board of directors could, in its discretion, award an annual performance-based bonus to its executive officers on a case-by-case basis. These awards were structured to reward named executive officers for the successful performance of Old Catalyst as a whole and of each participating named executive officer as an individual. In recent years, including the fiscal years ended December 31, 2013 and December 31, 2014, bonuses had been awarded on an entirely discretionary basis. For Dr. Madison, Old Catalyst’s compensation committee and Dr. Usman reviewed Dr. Madison based on the attainment of corporate objectives to determine whether and in what amount he would receive a bonus for the fiscal year, and the Old Catalyst compensation committee made a recommendation to the board of directors. For Dr. Usman, Old Catalyst’s compensation committee determined whether and in what amount he would receive a bonus for the fiscal year, based on the attainment of corporate objectives and made a recommendation to the board of directors. Old Catalyst’s board of directors made a final determination of all bonus awards. Each of Drs. Usman and Madison received bonuses in 2014. Dr. Usman was awarded a bonus of $50,000, and Dr. Madison was awarded a bonus of $25,000.

Stock Option Awards

Old Catalyst’s compensation committee and the board of directors elected not to grant stock award options to Dr. Usman and Dr. Madison in 2014 and 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by Dr. Usman and Dr. Madison as of December 31, 2014. There were no unvested stock awards as of December 31, 2014. Neither Dr. Usman nor Dr. Madison exercised options to purchase Old Catalyst common stock in 2014.

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(1)	Option exercise price	Option expiration date
Nassim Usman, Ph.D.	8,786	—	$9.43	4/9/2018
	61,118	—	7.33	3/16/2019
	11,254	11,254	11.52	1/2/2023

Edwin L. Madison, Ph.D.	3,820	—	9.43	4/9/2018
	26,809	—	7.33	3/16/2019
	6,501	—	10.48	2/5/2020
	5,627	5,627	11.52	1/2/2023

(1)	The remaining portion of these options to purchase common stock vest at the rate of 1/48th of the number of total shares subject to the option on the 5th day of each month, with the final tranche vesting on December 5, 2016. The options will also vest in full upon a change in control or determination by the board of directors to wind-down material business operations of the company.

Upon completion of the merger, all of the above options were converted into options to purchase common stock of the Company, with the number of shares and exercise price being appropriately adjusted to reflect the Exchange Ratio in the merger.

Employment Agreements

Old Catalyst entered into employment offer letters with each of Dr. Usman and Dr. Madison described below, and standard confidential information and/or inventions assignment agreements, under which each of Dr. Usman and Dr. Madison agreed not to disclose Old Catalyst’s confidential information.

Nassim Usman, Ph.D.

Effective as of February 13, 2006, Old Catalyst entered into an offer letter with Dr. Nassim Usman, its President and Chief Executive Officer. Under this letter agreement, Dr. Usman was entitled to an annual base salary, which was $400,000, and was eligible for Old Catalyst’s benefits program, including life and disability insurance, medical, dental and vision, and a 401K and Flex Spending account. In addition, in accordance with the terms of the letter agreement, Old Catalyst’s board of directors awarded Dr. Usman a stock option grant to purchase 44,018 shares of its common stock at an exercise price per share equal to fair market value on the date of grant, which fully vested on February 13, 2010, and an option grant to purchase 16,112 shares of common stock in connection with Old Catalyst’s issuance of Series B convertible preferred stock, which fully vested on February 13, 2010.

The letter agreement provided that either party may terminate the agreement for any reason or no reason. In addition, the agreement provided that if Old Catalyst terminated Dr. Usman’s employment for “cause” (as defined in the agreement) or “constructively terminates” (as defined in the agreement) his employment (whether or not in connection with a change of control), Dr. Usman would be eligible to receive the following:

•	severance payments, equal to the rate of base salary he was receiving at the time of such termination for a period of 12 months; and

•	accelerated vesting of the number of shares of common stock subject to options he holds that would otherwise have vested as of the date 12 months after the effective date of his termination.

If a “change of control” (defined in Dr. Usman’s agreement as either (1) an acquisition of Old Catalyst by another entity, unless at least 50% of the voting power of the surviving or acquiring entity is owned immediately after the transaction by Old Catalyst stockholders, or (2) a sale of all or substantially all of Old Catalyst’s assets) occurred and at any time during the 12-month period following such change of control Dr. Usman was terminated without “cause” or as a result of a “constructive termination,” then in addition to the benefits set forth in the preceding paragraph, all of the common stock options that he held would be fully vested.

Edwin L. Madison, Ph.D.

Effective as of November 28, 2003, Old Catalyst entered into an offer letter, which was amended from time to time, with Dr. Edwin L. Madison, its Chief Scientific Officer. Under this letter agreement, Dr. Madison was entitled to an annual base salary of $325,000, and was eligible for Old Catalyst’s benefits program on the same terms as other executives. In addition, in accordance with the terms of the offer letter, Old Catalyst’s board of directors awarded Dr. Madison a stock option grant to purchase 6,876 shares of common stock at an exercise price per share equal to fair market value on the date of grant, which fully vested on December 1, 2007.

The letter agreement, as amended, provided that either party may terminate the agreement for any reason or no reason. In addition, the agreement provided that if Old Catalyst terminates Dr. Madison’s employment for “cause” (as defined in the agreement) or “constructively terminates” (as defined in the agreement) his employment (whether or not in connection with a change of control), Dr. Madison would be eligible to receive the following:

•	severance payments, equal to the rate of base salary he was receiving at the time of such termination for a period of 12 months;

•	the number of shares of common stock subject to options he held that would otherwise have vested as of the date 12 months after the effective date of his termination; and

•	any repurchase right of Old Catalyst with respect to shares of common stock he held would lapse with respect to the number of shares for which the right would have lapsed during the 12-month period following the effective date of his termination had he remained employed.

If a “change of control” (defined in Dr. Madison’s agreement as either (1) an acquisition of Old Catalyst by another entity, unless at least 50% of the voting power of the surviving or acquiring entity is owned immediately after the transaction by Old Catalyst stockholders, or (2) a sale of all or substantially all of Old Catalyst’s assets) occurred and at any time during the 12-month period following such change of control Dr. Madison was terminated without “cause” or as a result of a “constructive termination,” then in addition to the benefits set forth in the preceding paragraph, all of Dr. Madison’s options would become fully vested and any repurchase rights on shares of common stock he held would lapse.

Fletcher Payne

Effective as of March 31, 2015 Old Catalyst entered into an offer letter with Fletcher Payne, its Chief Financial Officer. Under this letter agreement, Mr. Payne was entitled to an annual base salary of $300,000, and was eligible for Old Catalyst’s benefits program, including life and disability insurance, medical, dental and vision, and 401K plans. In addition, in accordance with the terms of the letter agreement, Old Catalyst’s board of directors awarded Mr. Payne a stock option grant to purchase 14,325 shares of Old Catalyst’s common stock at an exercise price per share equal to fair market value on the date of grant, the option being subject to four year monthly vesting, beginning on April 1, 2015.

The letter agreement provided that either party may terminate the agreement for any reason or no reason. In addition, the agreement provided that if Old Catalyst terminated Mr. Payne’s employment without “cause” (as defined in the agreement) or “constructively terminates” (as defined in the agreement) his employment (whether or not in connection with a change of control), Mr. Payne would be eligible to receive the following:

•	severance payments, equal to the rate of base salary he was receiving at the time of such termination for a period of 6 months; and

•	accelerated vesting of the number of shares of common stock subject to options he holds that would otherwise have vested as of the date 6 months after the effective date of his termination.

Other Benefits

Executive officers were eligible to participate in all of Old Catalyst’s employee benefit plans, including life and disability insurance, medical, dental, and vision, a 401(k) retirement plan, and a flex spending account plan. Old Catalyst also provided vacation and other paid-time-off benefits to all similarly situated employees.

Compensation Risk Management

Old Catalyst considered the risk associated with its compensation policies and practices for all employees and believed it had designed its compensation policies and practices in a manner that did not create incentives that could lead to excessive risk taking that would have a material adverse effect on Old Catalyst.

2015 Executive Compensation Policy

On October 22, 2015, our Compensation Committee approved the following base salaries, option awards and bonuses targets for fiscal year 2015 for the Company’s executive officers.

Name and Position	Base Salary (1)	Number of Shares Subject to Option Grant (2)	Number of Shares Subject to Contingent Option Grant (2)(3)	Target Bonus for Performance in 2015 (Percentage of Base Salary) (4)
Nassim Usman, Ph.D. President & Chief Executive Officer	$440,000	71,428	153,572	50%
Edwin L. Madison, Ph.D. Chief Scientific Officer	$350,000	71,428	58,572	35%
Fletcher Payne Chief Financial Officer	$316,000	71,428	28,572	35%

Notes:

(1)	The base salary is effective September 1, 2015, and reflects a 10% and 8% increase for Dr. Usman and Dr. Madison, respectively, as compared to their base salaries in 2014, and a 5% increase for Mr. Payne’s prior base salary (Mr. Payne was not employed by the Company in 2014).
(2)	The exercise price per share of such option grant is $4.40, the closing price of the Company’s common stock on the NASDAQ Capital Market on October 22, 2015 the date of grant. The shares subject to the options shall vest monthly over four years, subject to continued service, commencing as of September 1, 2015.
(3)	Options subject to stockholder approval of the Amendment. See “Proposal One.”
(4)	The actual bonus to be awarded will be at the Compensation Committee’s complete discretion based on the Company’s performance against specified corporate objectives and other factors to be taken into account at the discretion of the Compensation Committee.

C. COMPENSATION OF DIRECTORS

Targacept Director Compensation

Under Targacept’s non-employee director compensation program as in effect for fiscal 2014:

•	each non-employee director who was first elected or appointed to the Targacept board of directors received a nonqualified option to purchase 12,483 shares of common stock on the fifth business day after his or her election or appointment (an “Initial Option”);

•	each non-employee director who was first elected or appointed as Chairman of the Targacept board of directors received an additional Initial Option to purchase 4,993 shares of common stock on the fifth business day after his or her election or appointment;

•	each non-employee director received on an annual basis a nonqualified option to purchase 6,241 shares of common stock or, in the case of the Chairman of the board of directors, an option to purchase 8,738 shares of common stock (an “Annual Option”);

•	each non-employee director received an annual cash retainer of $35,000 payable in quarterly installments ($55,000 in the case of the Chairman of the board of directors); and

•	each member of the Audit Committee received an additional annual cash retainer of $10,000 ($20,000 in the case of the chairman of the committee); each member of the Compensation Committee received an additional annual cash retainer of $7,500 ($15,000 in the case of the chairman of the committee); and each member of the Governance and Nominating Committee and each member of the Technology and Innovation Committee received an additional annual cash retainer of $5,000 ($10,000 in the case of the chairman of each committee).

Each Initial Option vests and becomes exercisable (i) with respect to one-third of the shares subject to the Initial Option, on the earlier of the first anniversary of the grant date or the last business day before the annual stockholders meeting that occurs in the next calendar year, provided that the recipient director remains in service on the vesting date, and (ii) with respect to the remaining two-thirds of the shares subject to the Initial Option, on a pro rata quarterly basis over the next two years, if the recipient director remains in service as a director during such periods.

Each Annual Option was granted on the fifth business day after the date of the stockholders meeting at which directors are elected, if the recipient director remains in service as a director as of the grant date, and vests and becomes exercisable in full on the earlier of the first anniversary of the grant date or the last business day before the annual stockholders meeting that occurs in the next calendar year, if the recipient director remains in service as a director on the vesting date.

The exercise price per share for both Initial Options and Annual Options was equal to the fair market value of the Company’s common stock on the date the option is granted, as determined in accordance with the 2006 Plan. The “option period” for both Initial Options and Annual Options is 10 years. The post-termination exercise periods for both outstanding and future non-employee director options, to the extent vested as of the director’s termination date, is the earlier of the third anniversary of the director’s termination date or the end of the option period (unless the director was terminated for cause, in which case the option would terminate as of the director’s termination date). Unvested options continue to be forfeited as of the director’s termination date.

Process for Determining Director Compensation

The Governance and Nominating Committee of the Targacept board of directors periodically engaged a third-party consultant to assemble director compensation data for Targacept’s then-current peer group to evaluate the competitiveness of its non-employee director compensation program. Based on the findings, the Governance and Nominating Committee of the Targacept board of directors considered whether to recommend that the Targacept board of directors modify its non-employee director compensation program.

2014 Director Compensation Table

The following table contains information regarding total compensation paid to members of the Targacept board of directors (other than Dr. Hill) for service in the fiscal year ended December 31, 2014. For information regarding compensation paid to Dr. Hill, see the “Summary Compensation Table” on page 36.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock ($)(3)	Total ($)
Charles A. Blixt	60,000	44,125	24,700	128,825
Julia R. Brown	55,000	44,125	24,700	123,825
Errol B. De Souza	60,000	44,125	24,700	128,825
Alan W. Dunton	52,500	44,125	24,700	121,325
John P. Richard(2)	72,500	97,275	24,700	194,475

(1)	The amounts in this column reflect the aggregate grant date fair value of stock options granted during fiscal 2014 calculated in accordance with ASC 718, disregarding the potential for forfeitures. All of these stock options were granted on June 12, 2014 at an exercise price of $8.59 per share, the closing price of the Company’s common stock on the NASDAQ Global Select Market on the grant date, as adjusted to give effect to the reverse stock split and the Pre-Closing Dividend, with the exception of Mr. Richard (see note (3)).
(2)	On January 8, 2014 Mr. Richard was granted an option to purchase 4,993 shares of common stock with an exercise price of $8.63 per share, the closing price of the Company’s common stock on the NASDAQ Global Select Market on the grant date, as adjusted to give effect to the reverse stock split and the Pre-Closing Dividend. This grant was in accordance with the terms of the 2006 Plan following his appointment as Chairman of the Board and is scheduled to vest quarterly beginning March 31, 2014 and vesting in full on January 8, 2017.
(3)	The amounts in this column reflect the aggregate grant date fair value of restricted stock granted during fiscal 2014 calculated in accordance with ASC 718, disregarding the potential for forfeitures. The assumptions used to calculate these amounts are discussed in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. All of these restricted stock awards were made on December 11, 2014. The closing price of the Company’s common stock on the NASDAQ Global Select Market on the award date was $17.29, as adjusted to give effect to the reverse stock split.

Outstanding Equity as of December 31, 2014

The table below sets forth the aggregate number of shares underlying outstanding stock options held as of December 31, 2014 by individuals who served on the Targacept board of directors during fiscal 2014.

Name	Stock Options
Charles A. Blixt	34,955
Julia R. Brown	26,665
Errol B. De Souza	42,445
Alan W. Dunton	35,953
John P. Richard(1)	32,458

(1)	In 2013, Mr. Richard was elected non-executive Chairman of the Targacept board of directors effective January 1, 2014. In connection with his appointment, and in accordance with the 2006 Plan and its non-employee director compensation program as described starting on page 50, Mr. Richard received on January 8, 2014 an Initial Option to purchase 4,993 shares of common stock.

Old Catalyst Director Compensation

Old Catalyst did not have a director compensation policy, and none of the directors of Old Catalyst, including those individuals currently serving as directors of the Company, received compensation for service during 2013 or 2014, except for the agreement with Dr. Selick discussed below. However, Old Catalyst did provide reimbursement for reasonable out-of-pocket expenses incurred for attending meetings of the Old Catalyst board of directors or any committees thereof.

In April 2012, Old Catalyst entered into an agreement with Dr. Selick providing for compensation of $15,000 on an annual basis for serving in his role as an independent director. Dr. Selick was also awarded options to purchase shares of common stock, at an exercise price equal to the fair market value of Old Catalyst’s common stock at the time of grant, including options with respect to 1,910 shares granted in August 2007 with an exercise price of $1.84 per share, options with respect to 1,146 shares granted in March 2009 with an exercise price of $7.33 per share and options with respect to 2,966 shares granted in May 2010 with an exercise price of $10.48 per share, all of which have fully vested.

2015 Director Compensation Policy

On October 22, 2015, the Board adopted the following compensation policy that is applicable to all non-employee directors (directors who are employees of the Company will not receive any compensation for their service on the board of directors):

•	Initial Equity Grants. Each non-employee director who joins the Board will receive an option to purchase 15,000 shares of common stock, which will vest monthly over three years, subject to continued service.

•	Annual Retainers. Each non-employee director will receive an annual retainer for service on the Board consisting of an option to purchase 7,500 shares of the common stock, to be awarded at the Company’s annual stockholders’ meeting and which will vest over one year, in addition to annual cash retainers for service on the Board and committees of the Board, or for service as chair of the Board or such committees (inclusive of retainers for service as a member), as follows:

Additional annual retainer fees for service as member or chair of:	Member	Chair
Board of Directors	$35,000	$60,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Governance and Nominating Committee	$3,750	$7,500

In connection with the adoption of the foregoing director compensation policy, on October 22, 2015, the Board approved initial equity grants under the 2015 Plan to each non-employee director of options to purchase 15,000 shares of the Company’s common stock, which will vest monthly over three years, subject to continued service, commencing as of September 1, 2015. Options with respect to 8,250 shares per director are effective immediately, and options with respect to 6,750 shares per director are subject to stockholder approval of the Amendment. Director Jeff Himawan, Ph.D., has declined to receive any compensation for his service as a director, in accordance with the policies of the investment fund for which he serves as Managing Director. See “Proposal One.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 26, 2015, for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

Applicable percentage ownership is based on 11,412,458 shares of common stock outstanding at October 26, 2015. We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or warrants, or the conversion of convertible notes, held by the respective person or group that may be exercised or converted within 60 days after October 26, 2015. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable, and notes convertible, within 60 days after October 26, 2015 are included for that person or group, but not the stock options of any other person or group.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed in the table is c/o Catalyst Biosciences, Inc., 260 Littlefield Ave, South San Francisco, CA 94080.

Name	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Class
5% or Greater Stockholders
Funds affiliated with Essex Woodlands Health Ventures	1,226,519	(1)	10.7%
335 Bryant Street, 3rd Floor
Palo Alto, CA 94301
New Enterprise 10, Limited Partnership and affiliates	1,216,948	(2)	10.2%
Greenspring Drive, Suite 600
Timonium, Maryland 21093
BVF Inc. and affiliates	1,155,335	(3)	9.9%
900 North Michigan Avenue, Suite 1100
Chicago, Illinois 60611
HealthCare Ventures VIII, L.P.	1,068,717	(4)	9.3%
47 Thorndike Street, Suite B1-11954
Cambridge, MA 02141
Johnson & Johnson Innovation – JJDC, Inc.	1,029,144	(5)	9.00%
410 George Street
New Brunswick, NJ 08901
Morgenthaler Partners VIII, L.P.	905,558	(6)	7.9%
2710 Sand Hill Road, Suite 100
Menlo Park, CA 94025

Name	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Class
Rosetta Capital V LP	772,784	(7)	6.8%
c/o The Accounts Bureau Limited
83 Victoria Street
London, SW1H OHW
United Kingdom
RTW Investments, LLC	694,077	(8)	5.9%
250 W. 55th Street
New York, NY 10019

Directors and Named Executive Officers
Nassim Usman, Ph.D.	161,189	(9)	1.4%
Harold E. Selick, Ph.D.	19,867	(10)	*
Stephen A. Hill, M.D.	325,716	(11)	2.8%
Augustine Lawlor	1,068,717	(4)	9.3%
Jeff Himawan, Ph.D.	1,226,519	(2)	10.7%
John P. Richard	50,032	(12)	*
Errol B. De Souza	52,666	(13)	*
Mauri K. Hodges, C.P.A., C.C.P	139,597	(14)	1.2%
Patrick C. Rock, J.D.	84,111	(15)	*
Alan A. Musso	15,049	(16)	*
Steven M. Toler	106,354	(17)	*
Scott N. Cullison	59,317	(18)	*

All Directors and Executive Officers as a Group (9 persons)	3,007,297	(19)	26.2%

*	Indicates less than 1% of class.
(1)	The information reported is based on a Schedule 13D filed with the SEC on August 31, 2015 which reports that, as of August 20, 2015, (i) Essex Woodlands Health Ventures Fund VIII, L.P. (“Essex VIII”) directly holds 1,111,538 shares, which include 42,748 shares issuable upon the exercise of warrants within 60 days, (ii) Essex Woodlands Health Ventures Fund VIII-A, L.P. (“Essex VIII-A”) directly holds 80,139 shares which include 3,080 shares issuable upon the exercise of warrants within 60 days), and (iii) Essex Woodlands Health Ventures Fund VIII-A, L.P. (“Essex VIII-B”) directly holds 34,842 shares, which include 1,339 shares issuable upon the exercise of warrants within 60 days. Essex Woodlands Health Ventures VIII, L.P. (the “GP Partnership”) is the general partner of Essex VIII, Essex VIII-A, and Essex VIII-B. Essex Woodlands Health Ventures VIII, LLC (“Essex VIII LLC”) is the general partner of the GP Partnership. Essex VIII LLC, as the general partner of the GP Partnership, may be deemed to have sole voting investment power with respect to 1,226,519 shares comprising of (i) 1,179,352 shares and (ii) 47,167 shares that may be purchased upon the exercise of warrants within 60 days. Essex VIII LLC disclaims beneficial ownership to 1,226,519 shares comprising of (i) 1,179,352 shares and (ii) 47,167 shares that may be purchased upon the exercise of warrants within 60 days, except to the extent of its pecuniary interest. Dr. Jeff Himawan, James Currie, Marty Sutter, Immanuel Thangaraj, Petri Vainio, Ron Eastman, Steve Wiggins and Guido Neels (the “Managers”) may also be deemed to have shared dispositive power and voting power with respect to 1,226,519 shares comprising of (i) 1,179,352 shares and (ii) 47,167 shares that may be purchased upon the exercise of warrants within 60 days. The GP Partnership disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(2)	The information reported is based on a Schedule 13D/A filed with the SEC on May 18, 2015, which reports that, as of May 13, 2015, New Enterprise Associates 10, Limited Partnership (“NEA 10”), is the record owner of 4,563,512 shares. After giving effect to the 7-for-1 reverse stock split that occurred on August 20, 2015, such 4,563,512 shares are now a total of 651,930 shares of our common stock (the “NEA 10 Shares”). As the sole general partner of NEA 10, NEA Partners 10, Limited Partnership (“NEA Partners 10”) may be deemed to own beneficially the NEA 10 Shares. As the individual general partners of NEA Partners 10, each of Michael James Barrett, Peter J. Barris and Scott D. Sandell also may be deemed to own beneficially the NEA 10 Shares. Additionally, Michael James Barrett holds options to purchase 28,706 shares, which are exercisable within 60 days (the “Barrett Option Shares”). As a result, Mr. Barrett may be deemed to own beneficially the Barrett Option Shares in addition to the NEA 10 Shares for a total of 680,636 shares, after giving effect to the 7-for-1 reverse stock split on August 20, 2015. Also includes 536,312 shares issuable upon the conversion of $4,928,707.28 in aggregate principal amount of redeemable convertible notes issued by the Company on August 19, 2015 in respect of the shares reported as held by NEA 10 in connection with the Pre-Closing Dividend and convertible within 60 days.
(3)	The information reported is based on a Schedule 13G and a Schedule 13D/A, filed with the SEC on August 21, 2015, which reported certain beneficial ownership information and figures as of the close of business on August 20, 2015 based upon 11,416,984 shares outstanding as of August 20, 2015. Such beneficial ownership information and figures are adjusted to reflect a basis of 11,412,458 shares outstanding as of October 26, 2015 as follow: (i) BVF beneficially owns 577,878 shares, including 152,461 shares issuable upon the exercise of the conversion of the BVF Convertible Notes (as defined below) and excluding 197,501 shares issuable upon the exercise of the BVF Convertible Notes, (ii) BVF2 beneficially owned 244,843 shares, excluding 201,416 shares issuable upon the exercise of the BVF Convertible Notes, (iii) BVLLC beneficially owned 49,926 shares, excluding 41,070 shares issuable upon the exercise of the BVF Convertible Notes, (iv) ILL10 beneficially owned 161,480 shares, excluding 132,838 shares issuable upon the exercise of the BVF Convertible Notes, and (v) MSI beneficially owned 121,208 shares, excluding 99,710 shares issuable upon the exercise of the Convertible Note. Pursuant to the terms of the convertible notes exercisable within 60 days for an aggregate of 824,996 shares (the “BVF Convertible Notes”), the stockholders may not acquire shares upon exercise of the BVF Convertible Notes to the extent that, upon exercise, the number of shares beneficially owned by them would exceed 9.99% of our issued and outstanding shares. Therefore, certain shares issuable upon the exercise of the BVF Convertible Notes are excluded. Partners, as the general partner of BVF and BVF2, the manager of BVLLC and the investment adviser to each of ILL10 and MSI, may be deemed to beneficially own the 1,155,335 shares beneficially owned in the aggregate by BVF, BVF2, BVLLC, ILL10 and MSI, including 152,461 shares of issuable upon the exercise of the BVF Convertible Notes and excluding 672,535 shares issuable upon the exercise of the BVF Convertible Notes. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 1,155,335, including 152,461 shares of issuable upon the exercise of the BVF Convertible Notes and excluding 672,535 shares issuable upon the exercise of the BVF Convertible Notes. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 1,155,335 shares beneficially owned by BVF Inc., including 152,461 shares of issuable upon the exercise of the BVF Convertible Notes and excluding 672,535 shares issuable upon the exercise of the BVF Convertible Notes. Partners, BVF Inc. and Mr. Lampert share voting and dispositive power over the shares beneficially owned by BVF, BVF2, BVLLC, ILL10 and MSI. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, BVLLC, ILL10 and MSI.
(4)

The information reported is based on a Schedule 13D filed with the SEC on August 31, 2015 which reports that, as of August 20, 2015, Healthcare Ventures VIII, L.P. (“HCVVIII”) directly beneficially owns 1,068,717 shares which include 27,693 shares that may be purchased upon the exercise of warrants within 60 days. Each of James H. Cavanaugh, Ph.D., Harold R. Werner, John W. Littlechild, Christopher Mirabelli, Ph.D., and Augustine Lawlor are the managing directors of HealthCare Ventures VIII, LLC (“HCPVIIILLC”), the general partner of HealthCare Partners VIII, L.P. (“HCPVIII”), which is the general partner of HCVVIII. HCPVIIILLC and HCPVIII may be deemed to indirectly beneficially own 1,068,717 shares, which include 27,693 shares that may be purchased upon the exercise of warrants within 60 days. Each of Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild and Lawlor may be deemed to indirectly beneficially own 1,068,717 shares, which include 27,693 shares that may be purchased upon the exercise of warrants within 60 days. HCVVIII, HCPVIII, HCPVIIILLC. Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild and Lawlor share the power to vote and direct the vote and to dispose of and direct the disposition of the shares beneficially owned by HCVVIII.
(5)	The information reported is based on a Schedule 13G filed with the SEC on August 28, 2015 which reports that as of August 20, 2015, Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”) directly beneficially owns 1,029,144 shares, which includes 24,875 shares issuable upon exercise of warrants within 60 days. JJDC is a wholly-owned subsidiary of Johnson & Johnson, a New Jersey corporation (“J&J”). J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC.
(6)	The information reported is based on a Schedule 13D filed with the SEC on August 31, 2015 which reports that as of August 20, 2015, Morgenthaler Partners VIII, L.P. (“MP LP”) is the record holder of 886,885 shares and 18,673 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days. Morgenthaler Management Partners VIII, LLC (“MMP LLC”) is the general partner of MP LP and may be deemed to beneficially own the 886,885 shares and 18,673 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days. MMP LLC shares voting control and investment power over the 886,885 shares and 18,673 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days with Ralph Christoffersen, Ph.D., Robert Bellas, John Lutis, Gary Morgenthaler, Robery Pavey and Gary Little (the “Members”), each of whom disclaim beneficial ownership over the 885,885 shares and 18,673 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days. The Members are the members of MMP LLC.
(7)	The information reported is based on a Schedule 13D filed with the SEC on August 28, 2015 which reports that as of August 20, 2015, Rosetta Capital V GP Limited (the “GPCo”) is the record holder of 758,529 shares and 14,255 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days on behalf of Rosetta Capital V LP (“Rosetta V”). Rosetta V, Rosetta Capital V GP LP (the “GP”), and Rosetta Capital Limited (“Rosetta Capital”) are management vehicles within the Rosetta Capital group. Rosetta Capital has management control over all of the shares directly held by Rosetta V, and Rosetta Capital has management control over Rosetta V. The GP, the GPCo and Rosetta Capital control Rosetta V through their respective direct and indirect interests in the Rosetta V partnership and pursuant to a management agreement, and may be deemed to share beneficial ownership of the 758,529 shares and 14,255 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days by virtue of their ability to collectively direct decision of Rosetta V. Rosetta Capital is the general partner of the GPCo and was appointed the manager of Rosetta V and therefore, it may be deemed to beneficially own the 758,529 shares and 14,255 shares that may be purchased upon the exercise of warrants that are exercisable within 60 days.
(8)	The information reported is based on a Schedule 13G/A filed with the SEC on February 17, 2015 which reports that RTW Investments, LLC beneficially owns 2,665,643, which, after giving effect to the 7-for-1 reverse stock split that occurred on August 20, 2015, would be a total of 380,806 shares. Additionally, the 693,768 shares include 313,271 shares issuable upon the conversion of $2,878,960.49 in aggregate principal amount of redeemable convertible notes issued by the Company on August 19, 2015 in respect of the shares reported as held by RTW Investments, LLC in connection with the Pre-Closing Dividend and convertible within 60 days.
(9)	Consists of (i) 60,847 shares and 29 shares issuable upon the exercise of warrants within 60 days held by the Usman Family Trust, of which Mr. Usman is a co-trustee with Susan L. Usman, (ii) 13,528 shares held by Equity Trust Company as custodian FBO of Nassim Usman IRA and (iii) 86,785 shares issuable upon the exercise of options within 60 days.

(10)	Consists of (i) 16,232 shares, (ii) 2,966 shares issuable upon the exercise of options within 60 days and (iii) 287 shares issuable upon the exercise of warrants within 60 days. Also includes 382 shares held directly by Dr. Selick’s wife.
(11)	Consists of (i) 15,711 shares, (ii) 287,111 shares issuable upon the exercise of options within 60 days, and (iii) 22,894 shares issuable upon the conversion of $210,397 in aggregate principal amount of redeemable convertible notes issued by the Company on August 19, 2015, as reported on a Form 4 filed on August 18, 2015, in respect of the shares, held by Mr. Hill in connection with the Pre-Closing Dividend and convertible within 60 days.
(12)	Consists of (i) 3,261 shares, (ii) 44,091 shares issuable upon the exercise of options within 60 days and (iii) 2,680 shares issuable upon the conversion of $24,635 in aggregate principal amount of redeemable convertible notes convertible within 60 days within 60 days.
(13)	Consists of (i) 2,190 shares, (ii) 48,676 issuable upon the exercise of options within 60 days and (iii) 1,800 shares of common stock issuable upon the conversion of $16,543.00 in aggregate principal amount of redeemable convertible notes convertible within 60 days.
(14)	Consists of (i) 5,894 shares, (ii) 128,860 issuable upon the exercise of options within 60 days and (iii) 4,843 shares of common stock issuable upon the conversion of $44,516.00 in aggregate principal amount of redeemable convertible notes convertible within 60 days.
(15)	Consists of (i) 6,428 shares, (ii) 72,400 issuable upon the exercise of options within 60 days and (iii) 5,283 shares of common stock issuable upon the conversion of $48,553.00 in aggregate principal amount of redeemable convertible notes convertible within 60 days.
(16)	Consists of (i) 8,257 shares and (ii) 6,792 shares of common stock issuable upon the conversion of $62,418.48 in aggregate principal amount of redeemable convertible notes within 60 days.
(17)	Consists of (i) 6,571 shares, (ii) 94,378 issuable upon the exercise of options within 60 days and (iii) 5,405 shares of common stock issuable upon the conversion of $49,671.95 in aggregate principal amount of redeemable convertible notes issued by the Company on August 19, 2015 in respect of the shares reported as held by Mr. Toler in connection with the Pre-Closing Dividend and convertible within 60 days.
(18)	Consists of (i) 5,714 shares, (ii) 48,903 issuable upon the exercise of options within 60 days and (iii) 4,700 shares of common stock issuable upon the conversion of $43,193.00 in aggregate principal amount of redeemable convertible notes issued by the Company on August 19, 2015 in respect of the shares reported as held by Mr. Cullison in connection with the Pre-Closing Dividend and convertible within 60 days of.
(19)	Includes 526,151 shares of subject to options exercisable within 60 days, 75,205 shares subject to warrants exercisable within 60 days, and 27,374 shares issuable upon the conversion of redeemable convertible notes convertible within 60 days.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the SEC. Under these requirements, proposals from our stockholders that are intended to be presented by such stockholders at the 2016 annual stockholders meeting must be addressed to the Secretary of the Company and received in writing at our executive offices no later than June 13, 2016, unless the date of the 2016 annual stockholders meeting is more than 30 days before or after August 18, 2016, in which case the deadline is a reasonable time before we begin to print and send its proxy materials. If you wish to submit a proposal that is not to be included in the our proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between April 20 and May 20, 2016; provided that if the date of that annual meeting is more than 30 days before, or more than 60 days after August 18, 2016, you must give notice not later than the close of business on the 90th day prior to the annual meeting date, or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to such annual meeting, the close of business on the 10th day following the day on which public disclosure of the annual meeting date is first made.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Special Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Special Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Special Meeting, at your request, we will cancel your previously submitted proxy.

By order of the board of directors,

Nassim Usman

President and Chief Executive Officer

November 23, 2015

Appendix A

AMENDED AND RESTATED CATALYST BIOSCIENCES, INC. 2015 STOCK INCENTIVE PLAN

CATALYST BIOSCIENCES, INC.

(Formerly, Targacept, Inc.)

2015 STOCK INCENTIVE PLAN

(As Amended and Restated Effective October 14, 2015)

CATALYST BIOSCIENCES, INC.

(Formerly, Targacept, Inc.)

2015 STOCK INCENTIVE PLAN

(As Amended and Restated Effective October 14, 2015)

Explanatory Note:

On August 20, 2015, Catalyst Biosciences, Inc., formerly known as Targacept, Inc. (the “Company”), completed its business combination with Catalyst Bio, Inc., formerly known as Catalyst Biosciences, Inc. (“Catalyst”), in accordance with the terms of the Agreement and Plan of Merger, dated as of March 5, 2015, as amended on May 6 and May 13, 2015 (the “Merger Agreement”), by and among the Company, Talos Merger Sub, Inc. (“Merger Sub”) and Catalyst, pursuant to which Merger Sub merged with and into Catalyst, with Catalyst surviving as a wholly-owned subsidiary of the Company (the “Merger”). Also on August 20, 2015, in connection with, and prior to the completion of, the Merger, the Company effected a seven-for-one reverse stock split of its common stock and changed its name to “Catalyst Biosciences, Inc.” The Targacept, Inc. 2015 Stock Incentive Plan (the “Plan”) is hereby amended and restated effective as of the 14th day of October, 2015 by the Company to reflect the effect of the reverse stock split and related adjustments as provided under the terms of the Plan and to reflect the corporate name change and shall now be titled the Catalyst Biosciences, Inc. 2015 Stock Incentive Plan (As Amended and Restated Effective October 14, 2015).

1.	Definitions

In addition to other terms defined herein or in an Award Agreement, the following terms shall have the meanings given below:

(a) Administrator means the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

(b) Affiliate means any Parent or Subsidiary of the Company, and also includes any other business entity which is controlled by, under common control with or controls the Company; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws if and to the extent required.

(c) Applicable Law means any applicable laws, rules or regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange.

(d) Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or a Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Stock Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award, an Other Stock-Based Award; a Cash Bonus Award; a Dividend Equivalent Award; and/or any other award granted under the Plan.

(e) Award Agreement means an award agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Company and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Award Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or any other benefit underlying an Award, as may be established by the Administrator.

(f) Base Price means, with respect to an SAR, the initial price assigned to the SAR.

(g) Board or Board of Directors means the Board of Directors of the Company.

(h) Cash Bonus Award means a cash-based Award granted pursuant to Section 13.

(i) Cause means, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Cause” as defined under the Participant’s employment, change in control, consulting or other agreement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any such agreement (or, if any such agreement does not define “Cause”), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) refusal to perform his duties for the Company or an Affiliate; or (C) engaging in fraudulent conduct or conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of the Plan and an Award, a Participant’s employment or service shall also be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.

(j) A Change of Control shall (except as may be otherwise required, if at all, under Code Section 409A) be deemed to have occurred on the earliest of the following dates:

(i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting stock;

(ii) The date of the consummation of (A) a merger, consolidation or reorganization of the Company (or similar transaction involving the Company), in which the holders of the Common Stock immediately prior to the transaction have voting control over less than fifty-one percent (51%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all the assets of the Company; or

(iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company’s stockholders of each new Director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

(For the purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Company, a Subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any Subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)

For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Company’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or is another transaction of other similar effect.

Notwithstanding the preceding provisions of Section 1(j), in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then distributions related to such Awards to be made upon a Change of Control may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company; (B) a change in effective control of the Company; or (C) a change in the ownership of a substantial portion of the assets of the Company.

(k) Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

(l) Committee means the Compensation Committee of the Board or other committee of the Board which may be appointed to administer the Plan in whole or in part.

(m) Common Stock means the common stock of Catalyst Biosciences, Inc., $0.001 par value, or any successor securities thereto.

(n) Company means Catalyst Biosciences, Inc. (formerly known as Targacept, Inc.), a Delaware corporation, together with any successor thereto.

(o) Covered Employee shall have the meaning given the term in Code Section 162(m).

(p) Director means a member of the Board or of the board of directors of an Affiliate.

(q) Disability shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, having the meaning given in any Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if such agreement does not define “Disability”), “Disability” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have authority to determine if a Disability has occurred.

(r) Dividend Equivalent Awards shall mean a right granted to a Participant pursuant to Section 14 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.

(s) Effective Date means the effective date of the Plan, as provided in Section 4.

(t) Employee means any person who is an employee of the Company or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Company or an Affiliate the legal and bona fide relationship of employer and employee (taking into account Code Section 409A considerations if and to the extent applicable); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Company or any Parent or Subsidiary for purposes of Treasury Regulation Section 1.421-1(h) (or any successor provision related thereto).

(u) Exchange Act means the Securities Exchange Act of 1934, as amended.

(v) Fair Market Value per share of the Common Stock shall be established in good faith by the Administrator and, unless otherwise determined by the Administrator, the Fair Market Value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on The NASDAQ Global Select Market (“Nasdaq”) or another national or regional stock exchange, the Fair Market Value shall be the closing sales price per share of the shares on Nasdaq or other principal stock exchange on which such securities are listed on the date an Award is granted or other determination is made (such date of determination being referred to herein as a “valuation date”), or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are not listed for trading on Nasdaq or another stock exchange but are regularly quoted on an automated quotation system (including the OTC Bulletin Board and the quotations published by the OTC Markets Group) or by a recognized securities dealer, the Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the valuation date, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the valuation date (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the Fair Market Value shall be determined by the Administrator based on such valuation measures or other factors as it deems appropriate. Notwithstanding the foregoing, (i) with respect to the grant of Incentive Options, the Fair Market Value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code Section 422; and (ii) Fair Market Value shall be determined in accordance with Code Section 409A if and to the extent required.

(w) Freestanding SAR means an SAR that is granted without relation to an Option, as provided in Section 8.

(x) Full Value Award means an Award, other than in the form of an Option, SAR or Other Stock-Based Award, which is settled by the issuance of Common Stock.

(y) Good Reason means, unless the Administrator determines otherwise, in the context of a Change of Control, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “Good Reason” as defined under the Participant’s employment, change in control, consulting or other agreement with the Company or an Affiliate, if any, or (ii) if the Participant has not entered into any agreement (or, if any such agreement does not define “Good Reason”), then, a Participant’s termination shall be for “Good Reason” if termination results due to any of the following without the Participant’s consent: (A) a material reduction in the Participant’s base salary as in effect immediately prior to the date of the Change of Control, (B) the assignment to the Participant of duties or responsibilities materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control, or (C) the relocation of the Participant’s principal place of employment by more than 50 miles from the location at which the Participant was stationed immediately prior to the Change of Control. Notwithstanding the foregoing, with respect to Directors, unless the Administrator determines otherwise, a Director’s termination from service on the Board shall be for “Good Reason” if the Participant ceases to serve as a Director, or, if the Company is not the surviving company in the Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue service on the Board of Directors of the Company or the board of directors of the surviving entity, as the case may be. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or condition within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the 60th day following the later of the occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date. In the context other than a Change of Control, “Good Reason” shall be as defined by the Administrator. The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.

(z) Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

(aa) Independent Contractor means an independent contractor, consultant or advisor providing services (other than capital-raising services) to the Company or an Affiliate.

(bb) Nonqualified Option means an Option granted under Section 7 that is not intended to qualify as an incentive stock option under Code Section 422.

(cc) Option means a stock option granted under Section 7 that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the Option Price, and subject to such terms and conditions, as may be set forth in the Plan or an Award Agreement or established by the Administrator.

(dd) Option Period means the term of an Option, as provided in Section 7(d).

(ee) Option Price means the price at which an Option may be exercised, as provided in Section 7(b).

(ff) Other Stock-Based Award means a right, granted to a Participant under Section 12, that relates to or is valued by referenced to shares of Common Stock or other Awards relating to shares of Common Stock.

(gg) Parent shall mean a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(hh) Participant means an individual who is an Employee employed by, or a Director or Independent Contractor providing services to, the Company or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

(ii) Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.

(jj) Performance Measures mean one or more performance factors which may be established by the Administrator with respect to an Award. Performance factors may be based on such corporate, business unit or division and/or individual performance factors and criteria as the Administrator in its discretion may deem appropriate; provided, however, that, if and to the extent required under Code Section 162(m) with respect to Awards granted to Covered Employees that are intended to qualify as “performance-based compensation” under Code Section 162(m), such performance factors shall be objective and shall be based upon one or more of the following criteria (as determined by the Administrator in its discretion): (i) cash flow; (ii) return on equity; (iii) return on assets; (iv) earnings per share; (v) achievement of clinical development or regulatory milestones; (vi) operations expense efficiency milestones; (vii) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (viii) net income; (ix) operating income; (x) book value per share; (xi) return on investment; (xii) return on capital; (xiii) improvements in capital structure; (xiv) expense management; (xv) profitability of an identifiable business unit or product; (xvi) maintenance or improvement of profit margins; (xvii) stock price or total stockholder return; (xviii) market share; (xix) revenues or sales; (xx) costs; (xxi) working capital; (xxii) economic wealth created; (xxiii) strategic business criteria; (xxiv) efficiency ratio(s); (xxv) achievement of division, group, function or corporate financial, strategic or operational goals; and (xxvi) comparisons with stock market indices or performances of metrics of peer companies. In addition, with respect to compensation that is not intended to qualify for the performance-based compensation exception under Code Section 162(m), the Administrator may approve performance objectives based on other criteria, which may or may not be objective. To the extent that Code Section 162(m) is applicable, the Administrator shall, within the time and in the manner prescribed by Code Section 162(m), define in an objective fashion the manner of calculating the Performance Measures it selects to use for Covered Employees during any specific performance period. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its divisions, units, segments, partnerships, joint ventures or minority investments, facilities, product lines or products or any combination of the foregoing. The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Administrator may determine, in its discretion, including but not limited to on an absolute basis, in relation to performance in a prior performance period, relative to one or more peer group companies or indices, on a per share and/or share per capita basis, on a pre-tax or after tax basis, and/or any combination thereof. Such performance factors may be adjusted or modified due to extraordinary items, transactions, events or developments, or in recognition of any other unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in Applicable Law, accounting principles or business conditions, in each case as determined by the Administrator (provided that any adjustment or modification involving Covered Employees for compensation that is intended to qualify as “performance-based compensation” under Code Section 162(m) shall be made in an objectively determinable manner and shall be subject to any applicable Code Section 162(m) restrictions).

(kk) Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment, or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(ll) Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

(mm) Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.

(nn) Plan means the Catalyst Biosciences, Inc. (formerly, Targacept, Inc.) 2015 Stock Incentive Plan, as amended and restated effective October 14, 2015, and as it may be hereafter amended and/or restated.

(oo) Prior Plan or Prior Plans means the Targacept, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), the 2000 Equity Incentive Plan of Targacept, Inc. (the “2000 Plan”) and any other stock incentive plan maintained by the Company, in each case, as amended and/or restated, for its or an Affiliate’s employees, directors and/or independent contractors on or prior to the Effective Date of the Plan.

(pp) Related SAR means an SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

(qq) Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Section 9.

(rr) Restricted Stock Award means shares of Common Stock granted to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

(ss) Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 which is settled, if at all, (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit represents the promise of the Company to deliver shares of Common Stock, cash or a combination thereof, as applicable, at the end of the applicable restriction period if and only to the extent the Award vests and ceases to be subject to forfeiture, subject to compliance with the terms of the Plan and Award Agreement and any terms and conditions established by the Administrator.

(tt) Retirement shall, except as may be otherwise determined by the Administrator (taking into account any Code Section 409A considerations), as applied to any Participant, have the meaning given in an Award Agreement, employment agreement, change in control agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if such agreement does not define “Retirement”), then “Retirement” shall, unless the Administrator determines otherwise, mean retirement in accordance with the retirement policies and procedures established by the Company. The Administrator shall have authority to determine if a Retirement has occurred.

(uu) SAR means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value on the date of exercise over the Base Price, subject to the terms of the Plan and Award Agreement and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

(vv) Securities Act means the Securities Act of 1933, as amended.

(ww) Subsidiary shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(xx) Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator (taking into account any Code Section 409A considerations).

2.	Purpose

The purposes of the Plan are to encourage and enable selected Employees, Directors and Independent Contractors of the Company and its Affiliates to acquire or to increase their holdings of Common Stock and other equity-based interests in the Company and/or to provide other incentive awards in order to promote a closer identification of their interests with those of the Company and its stockholders, and to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends. These purposes may be carried out through the granting of Awards to selected Participants, including the granting of Options in the form of Incentive Stock Options and/or Nonqualified Options; SARs in the form of Freestanding SARs and/or Related SARs; Restricted Awards in the form of Restricted Stock Awards and/or Restricted Stock Units; Performance Awards in the form of Performance Shares and/or Performance Units; Phantom Stock Awards; Other Stock-Based Awards; Cash Bonus Awards; and/or Dividend Equivalent Awards.

3.	Administration of the Plan

(a) The Plan shall be administered by the Board of Directors of the Company or, upon its delegation, by the Committee (or a subcommittee thereof). To the extent required under Rule 16b-3 adopted under the Exchange Act, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Code Section 162(m), the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Code Section 162(m)) or as may otherwise be permitted under Code Section 162(m). In addition, Committee members shall qualify as “independent directors” under applicable stock exchange rules if and to the extent required. Notwithstanding the foregoing, unless the Board determines otherwise, the Board shall have sole authority to grant Awards to Directors who are not Employees of the Company or its Affiliates (provided, however, that the Committee shall have authority to administer such Awards unless otherwise determined by the Board).

(b) Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority to (i) determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) establish, amend and rescind rules and regulations for the administration of the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement; and (v) construe and interpret the Plan, Awards and Award Agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. In addition, (i) the Administrator shall have the authority, subject to the restrictions contained in Section 3(c) herein, to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award (in each case, taking into account any Code Section 409A considerations). The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with Applicable Law, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. All determinations of the Administrator with respect to the Plan and any Award or Award Agreement will be final and binding on the Company and all persons having or claiming an interest in any Award granted under the Plan. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner and to the fullest extent provided in the Company’s certificate of incorporation and/or bylaws and/or pursuant to Applicable Law.

(c) Notwithstanding the provisions of Section 3(b), Awards (other than Other Stock-Based Awards) granted to Employees under the Plan shall be subject to a minimum vesting period of one year (which may include installment vesting within such one-year period as determined by the Administrator); provided, however, that (i) the Administrator may provide for acceleration of vesting of all or a portion of an Award in the event of a Participant’s death, Disability or Retirement, or (to the extent provided in Section 15 herein) upon the occurrence of a Change of Control of the Company; (ii) the Administrator may provide for the grant of an Award without a minimum vesting period or may accelerate the vesting of all or a portion of an Award for any reason, but only with respect to Awards for no more than an aggregate of five percent (5%) of the total number of Shares authorized for issuance under the Plan pursuant to Section 5(a) herein, upon such terms and conditions as the Administrator shall determine; and (iii) the Administrator also may provide for the grant of Awards to Participants that have different vesting terms in the case of Other Stock-Based Awards or Awards that are substituted for other equity awards in connection with mergers, consolidations or other similar transactions, Awards that are granted as an inducement to be employed by the Company or an Affiliate or to replace forfeited awards from a former employer, or Awards that are granted in exchange for foregone cash compensation.

(d) Notwithstanding the other provisions of Section 3, the Board may expressly delegate to one or more officers of the Company or a special committee consisting of one or more directors who are also officers of the Company the authority, within specified parameters, to grant Awards to eligible Participants, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by Applicable Law and such terms and conditions as may be established by the Administrator); provided, however, that, if and to the extent required by Section 16 of the Exchange Act or Code Section 162(m), the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Company within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee as defined under Code Section 162(m). To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(d) to an officer and/or a special committee, references to the “Administrator” shall include references to such officer(s) and/or special committee, subject, however, to the requirements of the Plan, Rule 16b-3, Code Section 162(m) and other Applicable Law.

4.	Effective Date

The Effective Date of the Plan shall be August 18, 2015 (the “Effective Date”). Awards may be granted on or after the Effective Date, but no Awards may be granted after August 18, 2025. Awards that are outstanding at the end of the Plan term (or such earlier termination date as may be established by the Board pursuant to Section 17(a)) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

5.	Shares of Stock Subject to the Plan; Award Limitations

(a) Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) 591,757 plus (ii) any shares subject to an award granted under a Prior Plan, which award is forfeited, cancelled, terminated, expires or lapses for any reason. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Company hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.

(b) Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i) The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 591,757 shares;

(ii) In any 12-month period, no Participant may be granted Options and SARs that are not related to an Option for more than 71,428 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award);

(iii) In any 12-month period, no Participant may be granted Awards other than Options or SARs that are settled in shares of Common Stock for more than 71,428 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award); provided, however that Cash Bonus Awards shall be governed by the provisions of Section 13 herein.

(iv) Notwithstanding the provisions of Section 5(b)(ii) and (iii) herein, with respect to non-employee Directors, in any 12-month period, no such Director may be granted Awards for more than 21,428 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of Common Stock on the date of grant); provided, however, that any Director cash retainer fees or other fees that are settled in shares of Common Stock shall not be subject to this limitation.

(For purposes of Section 5(b)(ii), (iii) and (iv), an Option and Related SAR shall be treated as a single Award.)

(c) Additional Share Counting Provisions. The following provisions shall apply with respect to the share limitations of Section 5(a):

(i) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(ii) Awards (other than SARs) settled in cash shall not be counted against the share limitations stated in Section 5(a) herein.

(iii) Dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards, will not be counted towards the share limitations in Section 5(a).

(iv) To the extent that the full number of shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, only the number of shares issued and delivered shall be considered for purposes of determining the number of shares remaining available for issuance pursuant to Awards granted under the Plan.

(v) The following shares of Common Stock may not again be made available for issuance as Awards under the Plan: (A) shares withheld from an Award or delivered by a Participant to satisfy minimum tax withholding requirements for Awards, (B) shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (C) shares used to pay the exercise price related to an outstanding Option or (D) shares repurchased on the open market with the proceeds of the Option Price.

(vi) Further, (A) shares issued under the Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving the Company acquiring another entity shall not reduce the maximum number of shares available for delivery under the Plan, and (B) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of shares available under the Plan, subject, in the case of both (A) and (B) herein, to applicable stock exchange listing requirements.

(d) Adjustments; Right to Issue Additional Securities: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation or reorganization involving the Company, or if the Board of Directors of the Company declares a stock dividend, stock split distributable in shares of Common Stock, other distribution (other than regular or ordinary cash dividends) or reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards or to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may otherwise be advisable. Nothing in the Plan, an Award or an Award Agreement shall limit the ability of the Company to issue additional securities (including but not limited to the issuance of other options or other derivative securities, warrants, additional shares or classes of Common Stock, preferred stock and/or other convertible securities).

6.	Eligibility

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a) The individual is either (i) an Employee, (ii) a Director or (iii) an Independent Contractor.

(b) With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under this Section 6, is an Employee of the Company or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Code Section 424(d).

(c) With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar transaction involving the Company or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and Applicable Law (including, to the extent necessary, the federal securities laws registration provisions, Code Section 409A and Code Section 424(a)).

(d) The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).

7.	Options

(a) Grant of Options: Subject to the limitations of the Plan, the Administrator may in its discretion grant Options to such eligible Participants in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Company or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Code Section 422, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

(b) Option Price: The Option Price per share at which an Option may be exercised shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that (i) the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted (or 110% of the Fair Market Value with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)); and (ii) in no event shall the Option Price per share of any Option be less than the par value, if any, per share of the Common Stock. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a).

(c) Date of Grant: An Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on such later date as may be established by the Administrator in accordance with Applicable Law.

(d) Option Period and Limitations on the Right to Exercise Options:

(i) The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement. The Option Period shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and the terms and conditions pursuant to which, an Option may vest and become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan (including but not limited to the provisions of Section 3(c) herein).

(ii) An Option may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, except where prohibited by the Administrator or Applicable Law (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A) By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator;

(B) By shares of Common Stock withheld upon exercise;

(C) By delivery of written notice of exercise to the Company and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds to pay the Option Price;

(D) By such other payment methods as may be approved by the Administrator and which are acceptable under Applicable Law; or

(E) By any combination of the foregoing methods.

Shares delivered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise, as determined by the Administrator or its designee.

(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an Option following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be subject to the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all Options issued pursuant to this Section 7, and may reflect distinctions based on the reasons for termination of employment or service.

(e) Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f) Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Company or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000; provided that, if such limit is exceeded, then the first $100,000 of shares to become exercisable in such calendar year will be Incentive Options and the Options (or portion thereof) for shares with a value in excess of $100,000 that first became exercisable in that calendar year will be Nonqualified Options. In the event the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limitation on the Fair Market Value of shares permitted to be subject to Incentive Options, then such different limit shall be automatically incorporated herein. To the extent that any Incentive Options are first exercisable by a Participant in excess of the limitation described herein, the excess shall be considered a Nonqualified Option.

(g) Nontransferability of Options: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession or, in the Administrator’s discretion, such transfers as may otherwise be permitted in accordance with Treasury Regulation Section 1.421-1(b)(2) or Treasury Regulation Section 1.421-2(c) or any successor provisions thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding, an

Option shall be exercisable during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

8.	Stock Appreciation Rights

(a) Grant of SARs: Subject to the limitations of the Plan, the Administrator may in its discretion grant SARs to such eligible Participants, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The Base Price per share of an SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a Base Price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the terms of such substitution or assumption otherwise comply, to the extent deemed applicable, with Code Section 409A and/or Code Section 424(a). An SAR shall be considered to be granted on the date that the Administrator acts to grant the SAR, or on such other date as may be established by the Administrator in accordance with Applicable Law.

(b) Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option. The Base Price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in an Award Agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

(c) Freestanding SARs: An SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(d) Exercise of SARs:

(i) Subject to the terms of the Plan (including but not limited to Section 3(c) herein), SARs shall be vested and exercisable in whole or in part upon such terms and conditions as may be established by the Administrator. The period during which an SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii) SARs may be exercised by giving written notice to the Company in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of an SAR shall mean the date on which the Company shall have received proper notice from the Participant of the exercise of such SAR.

(iii) The Administrator shall determine the extent, if any, to which a Participant may have the right to exercise an SAR following termination of the Participant’s employment or service with the Company. Such rights, if any, shall be determined in the sole discretion of the Administrator, shall be stated in the individual Award Agreement, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment or service.

(e) Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the Base Price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. The consideration payable upon exercise of an SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator.

(f) Nontransferability: Unless the Administrator determines otherwise, SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except for transfers if and to the extent permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. Except as may be permitted by the preceding sentence, SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

9.	Restricted Awards

(a) Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its discretion grant Restricted Awards to such Participants, for such numbers of shares of Common Stock, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. Subject to the provisions of Section 3(c) herein, the Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, a combination of attainment of performance objectives and continued service, Retirement, Disability, death or any combination of such conditions. In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards (subject to Section 1(jj)).

(b) Vesting of Restricted Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards.

(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Share Certificates; Escrow: Unless the Administrator determines otherwise, a certificate or certificates representing the shares of Common Stock subject to a Restricted Stock Award shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) after the Award has been granted. Notwithstanding the foregoing, the Administrator may require that (i) a Participant deliver the certificate(s) (or other instruments) for such shares to the Administrator or its designee to be held in escrow until the Restricted Stock Award vests and is no longer subject to a substantial risk of forfeiture (in which case the shares will be promptly released to the Participant) or is forfeited (in which case the shares shall be returned to the Company); and/or (ii) a Participant deliver to the Company a stock power, endorsed in blank (or similar instrument), relating to the shares subject to the Restricted Stock Award which are subject to forfeiture. Unless the Administrator determines otherwise, a certificate or certificate representing shares of Common Stock issuable pursuant to a Restricted Stock Unit shall be issued in the name of the Participant (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) promptly after the Award (or portion thereof) has vested and is distributable.

(e) Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

10.	Performance Awards

(a) Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible Participants upon such terms and conditions and at such times as the Administrator shall determine. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. Subject to Section 5(b), the Administrator shall have discretion to determine the number of Performance Units and/or Performance Shares granted to any Participant. Subject to the provisions of Section 3(c) herein, the Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to payment of a stipulated purchase price, attainment of performance objectives, continued service or employment for a certain period of time, or a combination of any such conditions. Subject to Section 1(jj), the Administrator shall determine the Performance Measures to be used in valuing Performance Awards.

(b) Earning of Performance Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10.

(c) Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(d) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall terminate for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(e) Nontransferability: Unless the Administrator determines otherwise, Performance Awards which have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares or any other benefit subject to the Award until the Performance Period has expired and the conditions to earning the Award have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

11.	Phantom Stock Awards

(a) Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible Participants, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value based on the Fair Market Value of a share of Common Stock.

(b) Vesting of Phantom Stock Awards: Subject to the terms of the Plan (and taking into account any Code Section 409A considerations), the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c) Termination of Employment or Service; Forfeiture: Unless the Administrator determines otherwise (taking into account any Code Section 409A considerations), if the employment or service of a Participant shall be terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary) and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and related Award Agreement, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d) Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payment may be made in a lump sum or upon such terms as may be established by the Administrator (taking into account any Code Section 409A considerations).

(e) Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession and (ii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

12.	Other Stock-Based Awards

The Administrator shall have the authority to grant Other Stock-Based Awards to one or more eligible Participants. Such Other Stock-Based Awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or Awards for shares of Common Stock, including but not limited to Other Stock-Based Awards granted in lieu of bonus, salary or other compensation, Other Stock-Based Awards granted with vesting or performance conditions, and/or Other Stock-Based Awards granted without being subject to vesting or performance conditions. Subject to the provisions of the Plan, the Administrator shall determine the number of shares of Common Stock to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and the other terms and conditions of such Awards. Unless the Administrator determines otherwise, (i) Other Stock-Based Awards shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession, and (ii) shares of Common Stock (if any) subject to an Other Stock-Based Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Other Stock-Based Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with the Plan does not constitute a transfer.

13.	Cash Bonus Awards

The Administrator may, in its discretion, grant Cash Bonus Awards under the Plan to one or more eligible Participants. Cash Bonus Awards shall be subject to performance conditions as described in Section 1(jj) above and, to the extent such Cash Bonus Awards are granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m), shall be subject to the requirements of Code Section 162(m), including without limitation, the establishment of Performance Measures and certification of performance by the Committee as provided in Section 1(jj) and Section 20(c). The Administrator also shall have authority to modify, reduce or eliminate any Cash Bonus Award. In addition, the aggregate amount of compensation granted to any one Participant in any 12-month period in respect of all Cash Bonus Awards granted under the Plan and payable only in cash (and exclusive of Restricted Stock Unit Awards, Phantom Stock Awards, SARs or other equity-based Awards settled in cash, which are subject to the Award limitations stated in Section 5(b) herein) shall not exceed $1,000,000.

14.	Dividends and Dividend Equivalents

The Administrator may, in its sole discretion, provide that Awards other than Options and SARs earn dividends or dividend equivalents; provided, however, that dividends and dividend equivalents, if any, on unearned or unvested performance-based Awards shall not be paid (even if accrued) unless and until the underlying Award (or portion thereof) has vested and/or been earned. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalents related to an Award shall be structured in a manner so as to avoid causing the Award and related dividends or dividend equivalents to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.

15.	Change of Control

Notwithstanding any other provision in the Plan to the contrary (and unless an individual employment agreement in effect prior to the Effective Date provides otherwise), the following provisions shall apply in the event of a Change of Control:

(a) To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as Awards outstanding under the Plan immediately prior to the Change of Control event, (i) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (ii) any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned at target).

(b) Further, in the event that an Award is substituted, assumed or continued as provided in Section 15(a) herein, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full and any restrictions, including but not limited to the Restriction Period, Performance Period and/or performance criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original award (or, in the case of performance-based Awards the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned at target), if the employment or service of the Participant is terminated within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or one year (or such other period after a Change of Control as may be stated in a Participant’s employment agreement, change in control agreement or similar agreement, if applicable) after the effective date of a Change of Control if such termination of employment or service (i) is by the Company not for Cause or (ii) if an Award Agreement so provides, is by the Participant for Good Reason. For clarification, for the purposes of this Section 15, the “Company” shall include any successor to the Company.

16.	Withholding

The Company shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Company shall require any Participant or other person to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to have the Company withhold shares of Common Stock from the shares to which the recipient is otherwise entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

17.	Amendment and Termination of the Plan and Awards

(a) Amendment and Termination of Plan: The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law; and (ii) except for adjustments made pursuant to Section 5(d) the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Options or SARs to reduce the Option Price or Base Price of such outstanding Options or SARs; (B) exchange outstanding Options or SARs for cash, for Options or SARs with an Option Price or Base Price that is less than the Option Price or Base Price of the original Option or SAR, or for other equity awards at a time when the original Option or SAR has an Option Price or Base Price, as the case may be, above the Fair Market Value of the Common Stock; or (C) take other action with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange on which shares of the Common Stock are listed.

(b) Amendment and Termination of Awards: The Administrator may amend, alter, suspend and/or terminate any Award granted under the Plan, prospectively or retroactively, but (except as otherwise provided in

Section 17(c)) such amendment, alteration, suspension or termination of an Award shall not, without the written consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

(c) Amendments to Comply with Applicable Law: Notwithstanding Section 17(a) and Section 17(b) herein, the following provisions shall apply:

(i) The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but in no way limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii) The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law, or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

18.	Restrictions on Awards and Shares; Compliance with Applicable Law

(a) General: As a condition to the issuance and delivery of Common Stock hereunder, or the grant of any benefit pursuant to the Plan, the Company may require a Participant or other person at any time and from time to time to become a party to an Award Agreement, other agreement(s) restricting the transfer, purchase, repurchase and/or voting of shares of Common Stock of the Company, and any employment agreements, consulting agreements, noncompetition agreements, confidentiality agreements, nonsolicitation agreements, nondisparagement agreements or other agreements imposing such restrictions as may be required by the Company. In addition, without in any way limiting the effect of the foregoing, each Participant or other holder of shares issued under the Plan shall be permitted to transfer such shares only if such transfer is in accordance with the Plan, the Award Agreement, and any other applicable agreements and Applicable Law. The acquisition of shares of Common Stock under the Plan by a Participant or any other holder of shares shall be subject to, and conditioned upon, the agreement of the Participant or other holder of such shares to the restrictions described in the Plan, the Award Agreement and any other applicable agreements and Applicable Law.

(b) Compliance with Applicable Laws, Rules and Regulations: The Company may impose such restrictions on Awards, shares of Common Stock and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

19.	No Right or Obligation of Continued Employment or Service or to Awards; Compliance with the Plan

Neither the Plan, an Award, an Award Agreement nor any other action related to the Plan shall confer upon a Participant any right to continue in the employ or service of the Company or an Affiliate as an Employee, Director or Independent Contractor, or to interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise provided in the Plan, an Award Agreement or as may be determined by the Administrator, all rights of a Participant with respect to an Award shall terminate upon the termination of the Participant’s employment or service. In addition, no person shall have any right to be granted an Award, and the Company shall have no obligation to treat Participants or Awards uniformly. By participating in the Plan, each Participant shall be deemed to have accepted all of the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Administrator and shall be fully bound thereby. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

20.	General Provisions

(a) Stockholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards), a Participant and his legal representative, legatees or distributees shall not be deemed to be the holder of any shares of Common Stock subject to an Award and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be issued in the name of the Participant or his beneficiary and distributed to the Participant or his beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Company in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Stock Awards or otherwise determined by the Administrator, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award, Phantom Stock Award or Other Stock-Based Award shall be issued in the name of the Participant or his beneficiary and distributed to the Participant or his beneficiary (or, in the case of uncertificated shares, other written notice of ownership in accordance with Applicable Law shall be provided) after the Award (or portion thereof) has vested and been earned.

(b) Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

(c) Code Section 162(m) Performance-Based Compensation. To the extent to which Code Section 162(m) is applicable, the Company intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m), unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Code Section 162(m), unless the Administrator, in its discretion, determines otherwise.

(d) Unfunded Plan; No Effect on Other Plans:

(i) The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to shares of Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii) The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii) The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of stock incentive or other compensation for employees or service providers of the Company or any Affiliate.

(e) Governing Law: The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.

(f) Beneficiary Designation: The Administrator may, in its discretion, permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(g) Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(h) Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(i) Rules of Construction: Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall (unless the Administrator determines otherwise) be construed to refer to any amendment to or successor of such provision of law.

(j) Successors and Assigns: The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(k) Award Agreement: The grant of any Award under the Plan shall be evidenced by an Award Agreement between the Company and the Participant. Such Award Agreement may state terms, conditions and restrictions applicable to the Award and any may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock (or other benefits) subject to an Award, as may be established by the Administrator.

(l) Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company or an Affiliate that is or becomes due and payable.

(m) Uncertified Shares: Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law (including but not limited to applicable state corporate law and the applicable rules of any stock exchange on which the Common Stock may be traded).

(n) Income and Other Taxes: Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including but not limited to any taxes arising under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

(o) Effect of Certain Changes in Status: Notwithstanding the other terms of the Plan or an Award Agreement, the Administrator has sole discretion to determine (taking into account any Code Section 409A considerations), at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards (including but not limited to modifying the vesting, exercisability and/or earning of Awards) granted to a Participant if the Participant’s status as an Employee, Director or Independent Contractor changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

(p) Stockholder Approval: The Plan is subject to approval by the stockholders of the Company, which approval must occur, if at all, within 12 months of the Effective Date of the Plan. Awards granted prior to such stockholder approval shall be conditioned upon and shall be effective only upon approval of the Plan by such stockholders on or before such date.

(q) Deferrals: The Administrator may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be payable with respect to an Award. Any such deferral shall be subject to such terms and conditions as may be established by the Administrator and to any applicable Code Section 409A requirements.

(r) Fractional Shares: Except as otherwise provided in an Award Agreement or determined by the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded down to the nearest whole share, and (ii) no fractional shares shall be issued. The Administrator may, in its discretion, determine that a fractional share shall be settled in cash.

(s) Compliance with Recoupment, Ownership and Other Policies or Agreements: Notwithstanding anything in the Plan to the contrary, the Administrator may, at any time, consistent with, but without limiting, the authority granted in Section 3(b) herein, in its discretion provide that an Award or benefits related to an Award shall be forfeited and/or recouped if the Participant, during employment or service or following termination of employment or service for any reason, engages in certain specified conduct, including but not limited to violation of policies of the Company or an Affiliate, breach of non-solicitation, noncompetition, confidentiality or other restrictive covenants, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Company or any Affiliate. In addition, without limiting the effect of the foregoing, as a condition to the grant of an Award or receipt or retention of shares of Common Stock, cash or any other benefit under the Plan, the Administrator may, at any time, require that a Participant agree to abide by any equity retention policy, stock ownership guidelines, compensation recovery policy and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

21.	Compliance with Code Section 409A

Notwithstanding any other provision in the Plan or an Award Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to the Plan or any Award, it is the general intention of the Company that the Plan and all such Awards shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and the Plan and any such Award Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of shares or any other benefit issuable pursuant to an Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with, or exempt from, Code Section 409A. In the event that the Company (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise, distributions that are subject to Code Section 409A to any Participant who is a “specified employee” (as defined under Code Section 409A) upon a separation from service may only be made following the expiration of the six-month period after the date of separation from service (with such distributions to be made during the seventh month following separation of service), or, if earlier than the end of the six-month period, the date of death of the specified employee, or as otherwise permitted under Code Section 409A. For purposes of Code Section 409A, each installment payment provided under the Plan or an Award Agreement shall be treated as a separate payment. Without in any way limiting the effect of any of the foregoing, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award Agreement, as applicable, and (ii) terms used in the Plan or an Award Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Company, the Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

[Signature Page To Follow]

IN WITNESS WHEREOF, this Catalyst Biosciences, Inc. 2015 Stock Incentive Plan (As Amended and Restated Effective October 14, 2015), is, by the authority of the Board of Directors of the Company, executed in behalf of the Company, the 14th day of October, 2015.

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman

Name:	Nassim Usman
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Fletcher Payne

Name:	Fletcher Payne
Title:	Chief Financial Officer

Appendix B

AMENDMENT TO THE

AMENDED AND RESTATED CATALYST BIOSCIENCES, INC. 2015 STOCK INCENTIVE PLAN

CATALYST BIOSCIENCES, INC.

AMENDMENT NO. 1 TO

2015 STOCK INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE

OCTOBER 14, 2015)

This Amendment No. 1 dated December 14, 2015 (the “Amendment”) amends the Catalyst Biosciences, Inc. 2015 Stock Incentive Plan (As Amended and Restated Effective October 14, 2015) (the “2015 Plan”). Except as otherwise explicitly set forth herein, all provisions of the 2015 Plan shall remain in full force and effect. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the 2015 Plan.

WHEREAS, the 2015 Plan was adopted upon approval by the Catalyst Biosciences, Inc. (the “Company”) stockholders on August 18, 2015, and was amended and restated effective October 14, 2015 to reflect, among other things, the corporate name change from Targacept, Inc. and the effect of the seven-for-one reverse stock split of its common stock that occurred immediately prior to the completion of the Company’s merger with Catalyst Bio, Inc. (previously named Catalyst Biosciences, Inc.); and

WHEREAS, the Board of Directors of the Company approved the substance of this Amendment on October 22, 2015 and the stockholders of the Company approved the substance of this Amendment on even date herewith, and accordingly, the Company desires to amend the 2015 Plan as hereinafter provided.

NOW, THEREFORE, the 2015 Plan is hereby amended as follows:

1. Amendment to Award Limitations. Section 5(b) of the 2015 Plan is hereby amended to read in its entirety as follows:

“(b)      Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i)      The maximum aggregate number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 591,757 shares;

(ii)      In any 12-month period, no Participant may be granted Options and SARs that are not related to an Option for more than 500,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award);

(iii)      In any 12-month period, no Participant may be granted Awards other than Options or SARs that are settled in shares of Common Stock for more than 500,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award); provided, however that Cash Bonus Awards shall be governed by the provisions of Section 13 herein.

(iv)      Notwithstanding the provisions of Section 5(b)(ii) and (iii) herein, with respect to non-employee Directors, in any 12-month period, no such Director may be granted Awards for more than 75,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of Common Stock on the date of grant); provided, however, that any Director cash retainer fees or other fees that are settled in shares of Common Stock shall not be subject to this limitation.

(For purposes of Section 5(b)(ii), (iii) and (iv), an Option and Related SAR shall be treated as a single Award.)”

2. Effective Date. This Amendment shall be effective as of the date hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Catalyst Biosciences, Inc. Amendment No. 1 to 2015 Stock Incentive Plan (As Amended and Restated Effective October 14, 2015), is, by the authority of the Board of Directors of the Company, executed on behalf of the Company, the 14th day of December, 2015.

CATALYST BIOSCIENCES, INC.

By:

Name:	Nassim Usman
Title:	President and Chief Executive Officer

ATTEST:

By:

Name:	Fletcher Payne
Title:	Chief Financial Officer

CATALYST BIOSCIENCES, INC. 260 LITTLEFIELD AVE. SOUTH SAN FRANCISCO CA 94080

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The Board of Directors recommends you vote FOR the following proposal:
					For	Against	Abstain
1

To approve of an amendment to the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) to increase the annual participant award limitations under the 2015 Plan to 500,000 shares per participant for options and stock appreciation rights, 500,000 shares per participant for awards other than options and stock appreciation rights and 75,000 shares per non-employee directors; and

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

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CATALYST BIOSCIENCES, INC. Special Meeting of Stockholders December 14, 2015 9:00 a.m. This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nassim Usman and Fletcher Payne, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Catalyst Biosciences, Inc. that the stockholder(s) are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on December 14, 2015, at the corporate headquarters of Catalyst Biosciences, Inc. at 260 Littlefield Ave., South San Francisco, CA, 94080, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Continued and to be signed on reverse side